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                                                           Exhibit 99(c)(1)











                             AGREEMENT AND PLAN OF MERGER

                                     by and among

                              FAMILY GOLF CENTERS, INC.

                            FAMILY GOLF Acquisition, INC.

                                         and

                                METROGOLF INCORPORATED

                                  December 23, 1997



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                                  TABLE OF CONTENTS

                                                                            Page

ARTICLE I
  THE OFFER.................................................................  1
  Section 1.01.  The Offer..................................................  1
  Section 1.02.  Company Actions............................................  3

ARTICLE II
  THE MERGER................................................................  5
  Section 2.01.  The Merger Closing.........................................  5
  Section 2.02.  The Merger.................................................  5
  Section 2.03.  Certain Effects of the Merger..............................  5
  Section 2.04.  Corporate Organization.....................................  5
  Section 2.05.  Conversion of Shares.......................................  6
  Section 2.06.  Dissenting Shares..........................................  6
  Section 2.07.  Exchange of Certificates...................................  6

ARTICLE III
  REPRESENTATIONS AND WARRANTIES OF MGI.....................................  8
  Section 3.01.  Organization and Good Standing.............................  8
  Section 3.02.  Foreign Qualification......................................  8
  Section 3.03.  Capitalization.............................................  8
  Section 3.04.  Authority of MGI........................................... 10
  Section 3.05.  No Conflict; Required Filings and Consents................. 10
  Section 3.06.  SEC Reports................................................ 11
  Section 3.07.  Title to Property.......................................... 12
  Section 3.08.  Compliance with Law........................................ 14
  Section 3.09.  Litigation................................................. 15
  Section 3.10.  Taxes...................................................... 15
  Section 3.11.  Insurance.................................................. 17
  Section 3.12.  Material Contracts; Debt Instruments....................... 17
  Section 3.13.  Employment Agreements...................................... 20
  Section 3.14.  Intellectual Property...................................... 20
  Section 3.15.  Employees and Related Agreements: ERISA.................... 20
  Section 3.16.  Absence of Certain Changes or Events....................... 25
  Section 3.17.  Finder's Fee............................................... 26
  Section 3.18.  Environmental Matters...................................... 26
  Section 3.19.  Employment Relations; Compliance........................... 29
  Section 3.20.  Indemnification of Employees, Etc.......................... 29
  Section 3.21.  Labor Relations............................................ 29
  Section 3.22.  Board Recommendation....................................... 29



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  Section 3.23.  Opinion of Financial Advisor............................... 30
  Section 3.24.  Related Party Transactions................................. 30
  Section 3.25.  Schedule 14D-9, Offer Documents and Schedule 14D-1......... 30
  Section 3.26.  Charter Documents.......................................... 30
  Section 3.27.  Full Disclosure............................................ 31

ARTICLE IV
  REPRESENTATIONS AND WARRANTIES OF PARENT AND ACQUISITION.................. 31
  Section 4.01.  Organization and Good Standing............................. 31
  Section 4.02.  Authority of Parent and Acquisition........................ 31
  Section 4.03.  No Conflict; Required Filings and Consents................. 31
  Section 4.04.  Finder's Fees.............................................. 32

ARTICLE V
  COVENANTS................................................................. 32
  Section 5.01.  No Solicitation............................................ 32
  Section 5.02.  Interim Operations......................................... 34
  Section 5.03.  Stockholder Approval....................................... 35
  Section 5.04.  Access by Acquisition...................................... 37
  Section 5.05.  Government Filings; Hart Scott Rodino Filing............... 38
  Section 5.06.  No Breach of Representations and Warranties................ 38
  Section 5.07.  Consents; Notices.......................................... 38
  Section 5.08.  Reasonable Efforts......................................... 39
  Section 5.09.  Indemnification; Directors' and Officers' Insurance........ 39
  Section 5.10.  Options.................................................... 40
  Section 5.11.  Directors.................................................. 42
  Section 5.12.  Notification of Certain Matters............................ 42
  Section 5.13.  Fees and Expenses.......................................... 43
  Section 5.14.  Certain Litigation......................................... 43
  Section 5.15.  Insurance.................................................. 44
  Section 5.16.  Purchase Agreements........................................ 44

ARTICLE VI
  CONDITIONS TO PARENT'S AND ACQUISITION'S OBLIGATIONS...................... 44
  Section 6.01.  Injunctions................................................ 44
  Section 6.02.  Stockholder Approval....................................... 44
  Section 6.03.  Consummation of the Offer.................................. 45
  Section 6.04.  Representations and Warranties............................. 45
  Section 6.05.  HSR Approvals.............................................. 45
  Section 6.06.  Employment Agreements...................................... 45

ARTICLE VII
  CONDITIONS TO MGI'S OBLIGATIONS........................................... 45
  Section 7.01.  Injunctions................................................ 45

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  Section 7.02.  Stockholder Approval....................................... 45
  Section 7.03.  Consummation of the Offer.................................. 45
  Section 7.04.  HSR Approvals.............................................. 45

ARTICLE VIII
  TERMINATION............................................................... 46
  Section 8.01.  Termination................................................ 46
  Section 8.02.  Effect of Termination...................................... 47

ARTICLE IX
  MISCELLANEOUS............................................................. 47
  Section 9.01.  Amendment.................................................. 47
  Section 9.02.  Extension: Waiver.......................................... 47
  Section 9.03.  Non-Survival............................................... 48
  Section 9.04.  Further Assurances......................................... 48
  Section 9.05.  Entire Agreement........................................... 48
  Section 9.06.  Notices.................................................... 48
  Section 9.07.  Successors and Assigns..................................... 49
  Section 9.08.  Governing Law.............................................. 49
  Section 9.09.  Gender and Person.......................................... 49
  Section 9.10.  Captions................................................... 49
  Section 9.11.  Confidentiality of Disclosures............................. 50
  Section 9.12.  Publicity.................................................. 50
  Section 9.13.  Third Parties.............................................. 50
  Section 9.14.  Counterparts............................................... 50
  Section 9.15.  Interpretation............................................. 50
  Section 9.16.  Enforcement................................................ 51

Exhibit A


  Conditions of the Offer................................................... 53

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     AGREEMENT AND PLAN OF MERGER, dated December 23, 1997, among FAMILY GOLF
CENTERS, INC. ("Parent"), a Delaware corporation, FAMILY GOLF Acquisition, INC. ("Acquisition"), a Colorado corporation and a wholly-owned subsidiary of Parent, and METROGOLF INCORPORATED ("MGI" or the "Company"), a Colorado corporation.

     WHEREAS, the respective Boards of Directors of Parent, Acquisition and MGI deem it to be desirable and in the best interests of their respective companies and stockholders to consummate the business transactions provided for herein and have approved such transactions;

     WHEREAS, in the furtherance of such transactions, Acquisition shall make a tender offer (as it may be amended from time to time as permitted hereunder, the "Offer") to purchase all the issued and outstanding shares of common stock, without par value (the "Common Stock"), of MGI, at a price per share of $1.50, upon the terms and subject to the conditions of this Agreement; and the Board of Directors of MGI has adopted resolutions approving the Offer and Merger (as hereinafter defined) and recommending that the Company's stockholders accept the Offer; and

     WHEREAS, the respective Boards of Directors of Acquisition, Parent and MGI have approved the merger of Acquisition with and into MGI, following consummation of the Offer as set forth below (the "Merger"), upon the terms and subject to the conditions of this Agreement, whereby each issued and outstanding share of Common Stock of MGI not owned directly or indirectly by Acquisition, except shares of Common Stock held by persons who object to the Merger and comply with all the provisions of Colorado law concerning the right of holders of Common Stock to dissent from the Merger and require appraisal of their shares of Common Stock, will be converted into the right to receive the per share consideration paid pursuant to the Offer;

     NOW, THEREFORE, the parties hereto hereby agree as follows:


                                 ARTICLE I
                                 THE OFFER

     Section 1.01.  The Offer. (a)   Subject to the provisions of this
Agreement, as promptly as practicable but in no event later than five business days after the public announcement of the execution of this Agreement, Acquisition shall commence the Offer. The obligation of Acquisition to consummate the Offer and accept for payment, and pay for, any shares of Common Stock (the "MGI Shares" and each holder thereof, a "MGI Stockholder") tendered pursuant to the Offer shall be subject to the conditions set forth in Exhibit A (any of which may be waived by Acquisition in its sole discretion). Acquisition expressly reserves the right to modify the terms of the Offer, except that, without the consent of MGI, Acquisition shall not (i) reduce the number of MGI Shares subject to the Offer, (ii) reduce the price per MGI Share to be paid pursuant to the Offer, (iii) add to the conditions set forth in Exhibit A, (iv) except as

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provided in this Section 1.01(a) below, extend the Offer, (v) change the form of consideration payable in the Offer, or (vi) make any other change in the terms of the Offer adverse to the MGI Stockholders. The initial expiration date of the Offer shall be the date this is 20 business days after the date that the Offer has been commenced. Acquisition may extend the Offer in accordance with applicable law, but if the conditions set forth in Exhibit A are satisfied as of the then scheduled expiration date of the Offer, the Offer may be extended only with the prior written consent of MGI or as required by law. Notwithstanding the foregoing, Acquisition may, without the consent of MGI, (A) extend the Offer, if at the scheduled or extended expiration date of the Offer any of the Offer Conditions shall not be satisfied or waived, until such time as such conditions are satisfied or waived; provided, however, that Acquisition shall not extend the Offer later than June 30, 1998 pursuant to this clause (A) without MGI's prior written consent, (B) extend the Offer for any period required by any rule, regulation, interpretation or position of the Securities and Exchange Commission (the "SEC" or the "Commission") or the staff thereof applicable to the Offer, (C) extend the Offer from time to time until two business days after the expiration of the waiting period under the HSR Act (as defined in Section 3.05 below), if applicable, and (D) extend the Offer for a period not to exceed 15 business days, notwithstanding that all conditions to the Offer are satisfied as of such expiration date of the Offer, if, immediately prior to such expiration date (as it may be extended), the MGI Shares tendered and not withdrawn pursuant to the Offer equal less than 90%, but more than 75%, of the outstanding MGI Shares (on a fully-diluted basis). Subject to the conditions set forth in this Agreement, Acquisition shall pay for all MGI Shares validly tendered and not withdrawn pursuant to the Offer promptly after the expiration of the Offer.

          (b) Parent shall provide or cause to be provided to Acquisition on a timely basis the funds necessary to accept for payment, and pay for, any MGI Shares that Acquisition becomes obligated to accept for payment, and pay for, pursuant to the Offer.

          (c) MGI will not, nor will it permit any of its Subsidiaries (as defined below) to, tender into the Offer any MGI Shares beneficially owned by it. For purposes of this Section 1.01 only, "Subsidiaries" means, as to any Person (as defined below): (i) any corporation of which at least a majority of the outstanding shares of stock having by the terms thereof ordinary voting power to elect a majority of the board of directors of such corporation (other than stock having such voting power solely by reason of the happening of any contingency) is at the time directly or indirectly owned or controlled by such Person and/or one or more of the Subsidiaries;
(ii) any limited liability company, partnership or joint venture in which such Person or Subsidiary of such Person is a managing member, general partner or joint venturer or of which a majority of the partnership or other ownership interests are at the time owned by such Person and/or one or more of the Subsidiaries; or (iii) any entity which is controlled (as hereinafter defined) by such Person or any of the Subsidiaries. For all other purposes of this Agreement, "Subsidiaries" shall have the meaning therefor set forth in Article III hereof. For purposes of this Agreement, (A) "Person" means any individual, corporation, company, voluntary association, limited liability company, partnership, joint venture, trust, unincorporated organization or other entity and (B) "control" (including, with correlative meanings, "controlled by" and "under common control with") means possession, directly or

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indirectly, of  power to direct or cause the direction of the management or policies of a Person (whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise).

          (d) On the date of commencement of the Offer, Parent and Acquisition shall file with the SEC a Tender Offer Statement on Schedule 14D-1 with respect to the Offer, which shall contain an offer to purchase and a related letter of transmittal and summary advertisement (such Schedule 14D-1 and the documents therein pursuant to which the Offer will be made, together with any supplements or amendments thereof, the "Offer Documents"). The Offer Documents shall be consistent with this Agreement, shall add no conditions to the consummation of the Offer not set forth in Exhibit A and shall add no provisions to the Offer adverse to the MGI Stockholders. The Offer Documents shall comply as to form in all material respects with the requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations promulgated thereunder, and on the date first published, sent or given to the MGI Stockholders, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by Parent or Acquisition with respect to information supplied by MGI or any of its representatives, agents or stockholders for inclusion or incorporation by reference in the Offer Documents. Each of Parent, Acquisition and MGI agrees promptly to correct any information provided by it for use in the Offer Documents if and to the extent that such information shall have become false or misleading in any material respect, and Parent and Acquisition further agree to take all steps necessary to cause the Offer Documents as so corrected to be filed with the Commission and to be disseminated to the MGI Stockholders, in each case as and to the extent required by applicable Federal securities laws. Acquisition shall afford MGI and its counsel a reasonable opportunity to review and comment on the Offer Documents prior to the filing of the respective Offer Documents with the Commission.
Acquisition agrees to provide MGI and its counsel in writing with any comments Acquisition or its counsel may receive from the Commission or its staff with respect to the Offer Documents promptly after the receipt of such comments.

          (e) All amounts payable pursuant to the Offer and the Merger may be paid net of amounts required to be deducted and withheld with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the "Code"), or under any provision of state, local or foreign tax law. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the MGI Stockholder in respect of which such deduction and withholding was made.

     Section 1.02. Company Actions. (a) MGI hereby approves of and consents to the Offer and represents that (i) the Board of Directors of MGI (the "Board" or "Board of Directors"), at a meeting duly called and held, has duly adopted resolutions approving the execution, delivery and performance of this Agreement, the Offer and the Merger, determining that the price and terms of the Offer and Merger are fair to, adequate and in the best interests of, MGI and the MGI stockholders and recommending that the MGI stockholders accept the Offer, tender their MGI

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Shares pursuant to the Offer and  approve and adopt this Agreement; (ii) such approval constitutes Board approval of the Offer, this Agreement and the transactions contemplated hereby, including the Merger, for purposes of
Section 7-111-101 of the Colorado Business Corporation Act, as amended (the "BCA"); and (iii) Houlihan Lokey Howard & Zukin (the "Financial Advisor") has delivered to the Board its opinion (the "Fairness Opinion") to the effect that, as of the date of this Agreement and based upon and subject to the matters set forth therein, the cash consideration to be received by the MGI Stockholders, in the Offer and the Merger, is fair to such MGI Stockholders from a financial point of view.

          (b) At the time the Offer Documents are filed with the SEC, MGI shall file with the Commission a Solicitation/Recommendation Statement on
Schedule 14D-9 with respect to the Offer (such Schedule 14D-9, as amended from time to time, the "Schedule 14D-9") containing the recommendations described in paragraph (a) and shall mail the Schedule 14D-9 to the MGI Stockholders. The Schedule 14D-9 shall comply as to form in all material respects with the requirements of the Exchange Act and, on the date filed with the Commission and on the date first published, sent or given to the MGI Stockholders, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by MGI with respect to information supplied by Parent or Acquisition, expressly for inclusion or incorporation by reference in the Schedule 14D-9. Each of MGI, Parent and Acquisition agrees promptly to correct any information provided by it for use in the Schedule 14D-9 if and to the extent that such information shall have become false or misleading in any material respect, and MGI further agrees to take all steps necessary to cause the
Schedule 14D-9 as so corrected to be filed with the Commission and disseminated to the MGI Stockholders, in each case as and to the extent required by applicable Federal securities laws. MGI shall afford Parent and Acquisition and their counsel a reasonable opportunity to review and comment on the Schedule 14D-9 prior to its filing with the SEC. MGI agrees to provide Parent and Acquisition and their counsel in writing with any comments MGI or its counsel may receive from the Commission or its staff with respect to the Schedule 14D-9 promptly after the receipt of such comments.

     Section 1.03. Stockholder Lists. In connection with the Offer and the Merger, MGI will furnish, or cause its transfer agent to furnish, Acquisition with mailing labels containing the names and addresses of the record holders of MGI Shares as of a recent date and of those persons becoming record holders subsequent to such date, together with copies of all lists of stockholders, security position listings and computer files and all other information in MGI's possession or control regarding the beneficial owners of MGI Shares, and information concerning outstanding options, warrants and other rights to acquire MGI Common Stock and shall furnish to Acquisition such information and assistance (including updated lists of stockholders, security position listings and computer files) as Parent may reasonably request in communicating the Offer to MGI's Stockholders. Subject to the requirements of applicable law and stock exchange rules, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Merger, Parent, Acquisition and their agents shall hold in confidence the information contained in any such labels, listings

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and files, will use such information only in connection with the Offer and the Merger and, if this Agreement shall be terminated, will deliver to MGI all copies of such information in their possession.


                                    ARTICLE II
                                    THE MERGER

     Section 2.01. The Merger Closing. Upon the terms and subject to the conditions of this Agreement, the closing (the "Closing") of the Merger shall take place at 10:00 A.M., on the third business day after the fulfillment of the conditions specified in Sections 6.02 and 7.02 hereof, at the offices of Squadron, Ellenoff, Plesent & Sheinfeld LLP, 551 Fifth Avenue, New York, New York 10176, or at such other time, date and place as may be agreed upon in writing by Parent and MGI. The date on which the Closing shall take place is referred to as the "Closing Date" and the time on the Closing Date when the Closing shall take place is referred to as the "Closing Time," MGI, Parent and Acquisition shall use their respective best efforts to cause the Merger to be consummated at the earliest practicable time after consummation of the Offer.

     Section 2.02. The Merger. Upon the terms and subject to the conditions of this Agreement and in accordance with the BCA, at the Effective Time (as hereinafter defined), Acquisition shall be merged with and into MGI. MGI shall continue its existence as the surviving corporation (the "Surviving Corporation") in the Merger and the separate corporate existence of Acquisition shall terminate at the Effective Time (as hereinafter defined). The Merger shall become effective at such time as a duly prepared and executed articles of merger or other appropriate documents (collectively, the "Articles of Merger"), in form and substance reasonably satisfactory to Parent and MGI, providing for the merger of Acquisition with and into MGI, is filed with the Secretary of State of the State of Colorado in accordance with the relevant provisions of the BCA (the "Effective Time"). The Articles of Merger and all other filings or recordings required under the BCA shall be filed as soon as practicable after the Closing Time.

     Section 2.03. Certain Effects of the Merger. At the Effective Time, the Surviving Corporation shall thereafter, consistently with its articles of incorporation as altered by the Merger, possess all the rights, privileges, immunities, powers and purposes, and assume and be liable for all the liabilities, obligations and penalties, of each of Acquisition and MGI (sometimes hereinafter referred to as the "Constituent Corporations"); and all property, real and personal, causes of action and every other asset of each of the Constituent Corporations shall vest in the Surviving Corporation without further act or deed. The directors and officers of Acquisition immediately prior to the Effective Time shall be, from and after the Effective Time, the directors and officers of the Surviving Corporation until their successors have been duly elected or appointed and qualified, or until their earlier death, resignation or removal in accordance with the Surviving Corporation's Articles of Incorporation and By-laws.

     Section 2.04. Corporate Organization. The Articles of Incorporation and By-laws of MGI at the Effective Time shall be the Articles of Incorporation and By-laws, respectively, of the Surviving Corporation after the Effective Time.

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     Section 2.05.  Conversion of Shares.   (a) At the Effective Time,
subject to Section 2.06, each issued and outstanding MGI Share, immediately prior to the Effective Time (other than the Dissenting Shares) shall, by reason of the Merger and without any action by the holders thereof, be converted into the right to receive $1.50 per share in cash (the "Merger Consideration"), without interest.

          (b) Each share of the capital stock of Acquisition issued and outstanding immediately prior to the Effective Time shall be converted into one fully paid and nonassessable share of common stock, without par value, of the Surviving Corporation.

     Section 2.06.  Dissenting Shares.

          (a) Notwithstanding anything in this Agreement to the contrary, any MGI Shares which are outstanding immediately prior to the Effective Time and which are held by MGI Stockholders who shall not have voted such MGI Shares in favor of the Merger or consented thereto in writing and who shall have filed with MGI a written objection to the Merger and a demand for payment of such MGI Shares in accordance with the BCA ("Dissenting Shares") shall not be converted into the right to receive, or be exchangeable for, the Merger Consideration, but, instead, such MGI Stockholders shall be entitled only to such rights as are granted by Article 113 of the BCA with respect to Dissenting Shares held by them in accordance with the provisions of the BCA, except that all Dissenting Shares held by MGI Stockholders who shall have failed to perfect or who effectively shall have withdrawn or lost their rights to appraisal of such Dissenting Shares under the BCA shall thereupon be deemed to have been converted into and to have become exchangeable for, as of the Effective Time, the right to receive the Merger Consideration, without any interest thereon, upon surrender, in the manner provided in Section 2.07, of the certificate or certificates that formerly evidenced such MGI Shares.

          (b) MGI shall give Acquisition (i) prompt notice of any demands for appraisal received by MGI, withdrawals of such demands and any other instruments served pursuant to the BCA and received by MGI and (ii) the opportunity to participate in and direct all negotiations and proceedings with respect to demands for appraisal under the BCA. MGI shall not, except with the prior written consent of Acquisition, make any payment with respect to any demands for appraisal or offer to settle or settle or otherwise negotiate any such demands.

     Section 2.07.  Exchange of Certificates

     (a) Prior to the Effective Time, Parent shall designate a bank or trust company reasonably acceptable to MGI to act as paying agent in the Merger (the "Paying Agent"), and, from time to time on, prior to or after the Effective Time, Parent shall make available, or cause the Surviving Corporation to make available, to the Paying Agent funds in amounts and at the times necessary for the payment of the Merger Consideration upon surrender of certificates

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representing MGI Shares (it being understood that any and all interest earned on funds made available to the Paying Agent pursuant to this Agreement shall be turned over to Parent).

          (b) As soon as reasonably practicable after the Effective Time, the Paying Agent shall mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented MGI Shares (the "Certificates"), (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent and shall be in a form and have such other provisions as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate for cancellation to the Paying Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Paying Agent, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration into which the MGI Shares theretofore represented by such Certificate shall have been converted pursuant to Section 2.05, and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of MGI Shares that is not registered in the transfer records of MGI, payment may be made to a person other than the person in whose name the Certificate so surrendered is registered, if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of such Certificate or establish to the satisfaction of the Surviving Corporation that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 2.07, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration, without interest, into which the MGI Shares theretofore represented by such Certificate shall have been converted pursuant to Section 2.05. No interest will be paid or will accrue on the Merger Consideration payable upon the surrender of any Certificate.

          (c) All Merger Consideration paid upon the surrender of Certificates in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to the MGI Shares theretofore represented by such Certificates. At the Effective Time, the stock transfer books of MGI shall be closed, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the MGI Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Paying Agent for any reason, they shall be canceled and exchanged as provided in this Article II.

          (d) At any time following six months after the Effective Time, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any funds (including any interest received with respect thereto) which had been made available to the Paying Agent and which have not been disbursed to holders of Certificates, and thereafter such holders shall be entitled to look to the Surviving Corporation (subject to abandoned property, escheat or other similar laws) only as general creditors thereof with respect to the Merger Consideration payable upon due surrender of their Certificates, without any interest thereon. Notwithstanding the

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foregoing, neither the Surviving Corporation nor the Paying Agent shall be liable to any holder of a Certificate for Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.


                                   ARTICLE III
                     REPRESENTATIONS AND WARRANTIES OF MGI

     MGI represents and warrants to Parent and Acquisition that:

     Section 3.01. Organization and Good Standing. Each of MGI and the Subsidiaries (as hereinafter defined) is a corporation, limited liability company or limited partnership duly organized, validly existing and in good standing under the laws of their respective jurisdictions of incorporation or organization, and each has the requisite power and authority to own, lease and operate all of the properties and assets owned or leased by it and to carry on its business as it is now being conducted.

     Section 3.02. Foreign Qualification. Each of MGI and the Subsidiaries is duly licensed or qualified to do business as a foreign corporation, limited liability company or limited partnership and is in good standing in each jurisdiction in which its ownership or leasing of property or the conduct of its business requires such qualification, except for jurisdictions in which the failure to become so qualified or to be in good standing would not individually or in the aggregate have a MGI Material Adverse Effect. As used herein, "MGI Material Adverse Effect" means any event, occurrence or condition which has or would be reasonably likely to (i) have a material adverse effect on the business, properties, assets, liabilities, results of operations or financial condition of MGI and the Subsidiaries taken as a whole or (ii) materially impair the ability of MGI to perform its obligations under this Agreement, or to consummate the transactions contemplated herein.

     Section 3.03.  Capitalization.    (a) MGI is authorized to issue (i)
50,000,000 MGI Shares, (A) 4,434,607 of which are issued and outstanding as of the date hereof, (B) 1,019,931 of which are reserved for issuance upon the exercise of outstanding warrants, (C) 667,500 of which are reserved for issuance upon the exercise of outstanding options, (D) 86,997 (plus an indeterminate number of shares in connection with the Rocky Point and Solano transactions and the Hitters' Haven lease) of which are reserved for issuance pursuant to certain contracts and rights set forth in Schedule 3.03, and (E) 3,198,386 (plus (x) an indeterminate number of shares reserved for issuance upon conversion of accrued interest on such notes and (y) 83,035 shares that will be issuable per month commencing January 1, 1998 if a registration statement with respect to certain shares is not in effect by such date) of which are reserved for issuance pursuant to the convertible notes set forth on Schedule 3.03, and (ii) 1,000,000 Preferred Shares, none of which are issued or outstanding as of the date hereof. The capitalization of MGI is set forth on Schedule 3.03, provided that up to an additional 175,000 MGI Shares may be issuable pursuant to the terms of certain agreements. There are no other series or classes of capital stock of MGI authorized to be issued, and there are no other shares of outstanding capital stock of MGI.

          (b) There are no issued or outstanding bonds, debentures, notes or other indebtedness of MGI or any of the Subsidiaries which, without conversion thereof by their terms entitle the holders thereof to the right to vote on any matters on which MGI Stockholders may vote ("Voting Debt"). Except as set forth in Schedule 3.03, neither MGI nor any Subsidiary is a party to any outstanding or authorized subscriptions, convertible securities, warrants, options, contracts, rights (preemptive or otherwise), calls, commitments or demands of any kind or character relating to any authorized and issued or unissued shares of capital stock of MGI or any of the Subsidiaries, including, without limitation, MGI Shares, or outstanding securities, obligations, rights, bonds, debentures, notes or other instruments convertible into or exchangeable for such stock, which obligate MGI to seek authorization to issue, deliver or sell or cause to be issued, delivered or sold any additional MGI Shares or MGI Preferred Shares or any other capital stock or Voting Debt of MGI or any securities convertible into, or exercisable or exchangeable for, or evidencing the right to subscribe for any such shares, interests or Voting Debt or obligating MGI to grant, extend or enter into any such option, warrant, call, subscription or other right. Except as set forth in Schedule 3.03, immediately after the Effective Time, there will be no subscriptions, options, warrants, calls, rights, commitments or agreements which will entitle (conditionally or unconditionally) any person or entity to purchase or otherwise acquire, or will obligate (conditionally or unconditionally) the Surviving Corporation (as MGI's successor) to sell, issue or deliver any shares of capital stock, any other equity interest or any Voting Debt of the Surviving Corporation or obligating the Surviving Corporation to grant, extend or enter into any such subscription, warrant, call, right, commitment or agreement. Except as set forth in Schedule 3.03, MGI has not adopted, authorized or assumed any plans, arrangements or practices for the benefit of its officers, employees or directors which require or permit the issuance, sale, purchase or grant of any capital stock, other equity interests or Voting Debt of MGI, any options, warrants or other securities convertible into, or exercisable or exchangeable for, any such stock, interests or Voting Debt or any phantom shares, phantom equity interests or stock or equity appreciation rights.

          (c) All of the outstanding MGI Shares have been duly authorized and validly issued, are fully paid and nonassessable, and, as of the date hereof, a total of 4,446,607 MGI Shares have been listed for trading on the Boston Stock Exchange and the NASDAQ Smallcap Market. None of the MGI Shares is subject to or has been issued in violation of any preemptive rights nor have any MGI Shares been issued in violation of the Securities Act or the securities or "blue sky" laws of any state or territory of the United States of America.

          (d) Except as set forth in Schedule 3.03, MGI does not own any shares of stock or any other securities of any corporation or have any interest in any other Person. All of the outstanding shares of capital stock or ownership interest of each corporation, partnership or other organization, whether incorporated or unincorporated, which is consolidated with MGI for financial reporting purposes (a "Subsidiary") (i) have been duly authorized and validly issued, (ii) in the case of each corporation, are fully paid and nonassessable, (iii) are owned, directly or indirectly, by MGI, free and clear of any mortgage, charge, pledge, lien, security interest, claim, encumbrance or restriction, of any kind or nature (other than any pledges or grants in favor of Parent), and (iv) are not subject to, nor have they been issued in violation of, any preemptive rights. Except for those granted in favor of Parent, there are no outstanding or authorized subscriptions, warrants, options, contracts, rights (preemptive or otherwise), calls, commitments or demands of any character to which MGI or any Subsidiary is a party that, directly or indirectly, (i) call for or relate to the sale, pledge, transfer or other disposition by MGI or any Subsidiary of any shares of capital stock, any partnership or other equity interests, or any Voting Debt of any Subsidiary or (ii) relate to the voting or control of such capital stock, partnership or other equity interests or Voting Debt. Except as contemplated by this Agreement, there are no stockholder agreements, voting trusts or other agreements or understandings to which MGI is a party or by which it is bound relating to the voting of or any other rights in or to, any shares of the capital stock of MGI which will limit in any way the tender and purchase of the MGI Shares pursuant to the Offer, or the solicitation of proxies by or on behalf of MGI from, or the casting of votes by, the MGI Stockholders with respect to the
Merger.   There are no restrictions on the right of MGI to vote the stock of, or any other equity interest in, any of the Subsidiaries.

     Section 3.04. Authority of MGI. MGI has all requisite corporate power and authority to execute and deliver the Operative Agreements (as hereinafter defined) and all other documents hereby or thereby contemplated, to consummate the transactions hereby and thereby contemplated and to take all other actions required to be taken by it and them pursuant to the provisions hereof and thereof. The execution, delivery and performance of, and consummation of the transactions contemplated by, the Operative Agreements and all other documents hereby or thereby contemplated have been duly authorized by MGI's Board of Directors and, except for approval of this Agreement and the transactions contemplated hereby by the holders of outstanding MGI Shares, no other corporate proceedings on the part of MGI are necessary to authorize the Operative Agreements and the transactions contemplated hereby or thereby. The Operative Agreements constitute and, on the Closing Date, the Articles of Merger and all other documents hereby contemplated to be executed by MGI will constitute, legal, valid and binding obligations of MGI, enforceable against it in accordance with their respective terms. The note, dated as of even date herewith, in the principal amount of $500,000 by MGI to Parent; the Option Agreement ("Option Agreement"), dated as of even date herewith, between Parent and MGI; the Pledge Agreement (the "Pledge Agreement"), dated as of even date herewith, between Parent and MGI; and the Escrow Agreement (the "Escrow Agreement"), dated as of even date herewith, among Parent, MGI and United States Trust Company of New York (the "Escrow Agent"), are collectively referred to in this Agreement as the "Operative Agreements."

     Section 3.05.  No Conflict; Required Filings and Consents.    (a) Except
as set forth on Schedule 3.05, the execution and delivery of the Operative Agreements by MGI do not, and the performance by MGI of its obligations hereunder and thereunder, and the consummation by MGI of the transactions contemplated hereby or thereby, will not, (i) violate the Articles of Incorporation or By-laws of MGI or any similar organization document of any of the Subsidiaries, (ii) subject to making the filings and obtaining the approvals identified in Section 3.05(b), violate any law, rule, regulation, order, judgment or decree applicable to MGI or any of the Subsidiaries or by which any property or asset of MGI or any of the Subsidiaries is bound or affected, or (iii) subject to making the filings and obtaining the approvals identified in Section 3.05(b), result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, result in the loss of a benefit under, or give to others any right of purchase or sale, or any right of termination, amendment, acceleration, increased payments or cancellation of, or result in the creation of a lien on any property or asset of MGI or any of the Subsidiaries pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which MGI or any of the Subsidiaries is a party or by which MGI or any of the Subsidiaries or any property or asset of MGI or any of the Subsidiaries is bound or affected (any such conflict, violation, breach, default or other occurrence, a "Violation").

          (b) The execution and delivery of the Operative Agreements and all other documents contemplated hereby or thereby by MGI do not, and the performance of the Operative Agreements and such other documents and the consummation by MGI of the transactions contemplated hereby or thereby will not, (i) require any consent, approval, authorization or permit of, or filing with or notification to, any court, administrative agency or commission or other governmental or regulatory authority, domestic or foreign (each a "Governmental Authority"), except as set forth in Schedule 3.05 and except for (A) applicable requirements, if any, of the Exchange Act, (B) the pre-merger notification requirement, if any, of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder (the "HSR Act"), and (c) filing and recordation of appropriate merger and similar documents as required by Colorado; or (ii) require any consent by or approval of (a "Contract Consent") or notice to (a "Contract Notice") any other person or entity (other than a Governmental Authority), under any contract or otherwise.

     Section 3.06. SEC Reports. Since its incorporation, MGI has filed all required forms, reports and documents with the SEC (the "SEC Reports") required to be filed by it pursuant to the Federal securities laws and the rules and regulations thereunder, all of which have complied in all material respects with all applicable requirements of the Securities Act of 1933, as amended (the "Securities Act"), the Exchange Act and the rules and regulations promulgated thereunder. Except as set forth in Schedule 3.06 hereof, as of their respective dates of filing in final or definitive form (or, if amended or superseded by a subsequent filing, then on the date of such subsequent filing), none of the SEC Reports of MGI, including, without limitation, any financial statements or schedules included therein, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading. Except as set forth in Schedule 3.06 hereof, the financial statements (including the related notes) included in the SEC Reports of MGI complied as to form in all material respects with the published rules and regulations of the Commission with respect thereto, were prepared in accordance with generally accepted accounting principles ("GAAP") applied on a consistent basis during the periods involved, except as otherwise noted therein or, in the case of the unaudited financial statements, as permitted by the applicable rules and regulations of the Commission and fairly presented in all material respects in accordance with applicable requirements of GAAP (subject, in the case of the unaudited statements, to year-end audit adjustments, as permitted by Rule 10-01, and any other adjustments described therein) the consolidated financial position of MGI and its consolidated Subsidiaries as of their respective dates and the consolidated results of operations and the consolidated cash flows of MGI and its consolidated Subsidiaries for the periods presented therein. Except as and to the extent set forth or disclosed in the consolidated balance sheet of MGI as of September 30, 1997 (the "Last Balance Sheet") or as set forth on Schedule 3.06, (i) at September 30, 1997, neither MGI nor any Subsidiary had any material liabilities, absolute, accrued or contingent, required by GAAP to be reflected on a balance sheet of MGI or the notes thereto, and (ii) since September 30, 1997, MGI has not incurred any liabilities (absolute, accrued or contingent) which are required by GAAP, to be reflected on a balance sheet of MGI and which individually or in the aggregate, would have a MGI Material Adverse Effect, except liabilities incurred in the ordinary course of business.

     Section 3.07. Title to Property. (a) Schedule 3.07 sets forth a list of all real property owned in fee by MGI and/or the Subsidiaries (individually, an "Owned Property" and, collectively, the "Owned Properties"). Except as set forth on Schedule 3.07, either MGI and/or a Subsidiary has good and marketable fee title to each Owned Property, including the buildings, structures and other improvements located thereon, in each case free and clear of all mortgages, liens, claims, charges, security interests, easements, restrictive covenants, rights-of-way, leases, purchase agreements, options and other encumbrances and agreements ("Liens"), except for (i) Liens for taxes and other governmental charges, assessments or fees which are not yet due and payable and (ii) imperfections of title which, individually or in the aggregate, do not materially detract from the value of or materially interfere with the present use of any of the Owned Properties (collectively, "Permitted Liens"). There are no condemnations or eminent domain (which term, as used herein, shall include all compulsory acquisitions or takings by Governmental Authorities) proceedings pending or, to the knowledge of MGI and/or the Subsidiaries, threatened against any Owned Property or any material portion thereof. Neither MGI nor the Subsidiaries has received any notice from any city, village or other Governmental Authority of any zoning, ordinance, land use, building, fire or health code or other legal Violation in respect of any Owned Property, other than violations which have been corrected. There are no material structural defects or material defects in the heating, ventilation, air-conditioning, mechanical and electrical systems and roofs relating to any of the improvements at any of the other Owned Properties.

          (b) Schedule 3.07 lists all the real property (including all land and buildings) which is leased by MGI and/or any Subsidiaries as lessee or sublessee (the "Leased Real Estate"). Except as set forth on Schedule 3.07, either MGI and/or a Subsidiary has good and marketable leasehold title to the land underlying each parcel of Lease Real Estate, good and marketable fee or leasehold title to the buildings, structures and other improvements located thereon, in each case free and clear of (i) all Liens, except for Permitted Liens, and (ii) any right of the landlord for each such parcel (a "Landlord") to terminate the lease for each such parcel in the absence of a default of the tenant thereunder. With respect to those parcels of Leased Real Estate in respect of which a landlord has such right of termination, a copy of the lease provision giving rise to such right is included in Schedule 3.07. MGI has delivered or caused to be delivered to Parent and Acquisition accurate copies of all of the written leases and subleases, and any and all amendments and modifications thereto, which MGI or any of the Subsidiaries is a party. All such leases, subleases and amendments, and the Leased Real Estate which each covers, are listed in Schedule 3.07. Neither MGI nor any of the Subsidiaries has received written notice of condemnation or eminent domain proceedings pending or threatened against any Leased Real Estate. Neither MGI nor any of the Subsidiaries has received any notice from any city, village or other Governmental Authority of any zoning, ordinance, building, fire or health code or other legal Violation in respect of any Leased Real Estate, other than violations which have been corrected. There are no material structural defects or material defects in the heating, ventilation, air-conditioning, mechanical and electrical systems and roofs relating to any Leased Real Estate. Except as set forth on Schedule 3.07: (i) each of the leases or subleases relating to the Leased Real Estate (each, a "Lease" and collectively, the "Leases") is in full force and effect and, to the knowledge of MGI, valid and binding on the lessor or sublessor and enforceable in accordance with its terms; (ii) no amount payable under any Lease is past due; (iii) neither MGI nor any Subsidiary has received any written notice (A) of a default (which has not been cured), offset or counterclaim under any Lease, or any other communication calling upon MGI and/or the applicable Subsidiary to comply with any provision of any Lease or asserting noncompliance, or asserting MGI and/or the applicable Subsidiary has waived or altered its rights thereunder, and no event or condition has happened or presently exists which constitutes a default or, after notice or lapse of time or both, would constitute a default under any Lease on the part of MGI and/or the Subsidiaries or any other party thereto, or (B) of any action against any party under any Lease which if adversely determined would result in such Lease being terminated or modified in a manner adverse to MGI and/or the applicable Subsidiary; (iv) neither MGI nor any Subsidiary has assigned, mortgaged, pledged or otherwise encumbered its interest, if any, under any Lease; and (v) MGI and/or the applicable Subsidiary has exercised within the time prescribed in each Lease any option provided therein to extend or renew the term thereof.

          (c) The Owned Properties and the Leased Real Estate constitute, in the aggregate, all of the real property used to conduct the business of MGI in the manner in which such business was conducted during the 12-month period ended December 23, 1997 and since such time. Except as set forth in Schedule 3.07, no consent is required of any party to any of the Leases by virtue of the Merger, and the Merger will not result in the termination of any Lease. None of the Leased Real Estate is owned, in whole or in part, by any director, officer or stockholder of MGI or any of the Subsidiaries, by any affiliate thereof or by any entity created for the benefit of any family member(s) of any of the foregoing persons.

          (d) Except as disclosed on Schedule 3.07, MGI and/or the Subsidiaries has good and valid title to all tangible personal property which it owns or uses in the operation of its business, including all such tangible personal property reflected in the Last Balance Sheet as owned by MGI and/or the Subsidiaries, except for such tangible personal property disposed of to third parties since the date of the Last Balance Sheet in the ordinary course of business and consistent with past practices, in each case free and clear of all Liens, except (i) mechanics', materialmen's, carriers', workmen's, warehousemen's, repairmen's, landlord's or other like Liens securing obligations that are not delinquent; (ii) Liens for taxes and other governmental charges which are not due and payable or which may be paid without penalty; (iii) purchase money liens securing the purchase price of the related personal property listed as purchase money liens on Schedule 3.07; and (iv) other Liens, if any, set forth in Schedule 3.07. With respect to those Liens which are mortgages or deeds of trust, MGI has delivered, or caused to be delivered, to Parent accurate copies of such mortgages and deeds of trust, and any and all amendments and modifications thereto. All such documents, and the Owned Properties and Leased Real Estate which each encumbers, are listed on Schedule 3.07. Except as set forth in Schedule 3.07, no consent is required of any Mortgage Lender (as hereinafter defined) by virtue of any "change of control" provisions in any pertinent agreement or document. Except as set forth in Schedule 3.07, none of the tangible personal property which is used in the business by MGI is leased by MGI. The tangible personal property owned or used in the operation of the business of MGI is in good working order, reasonable wear and tear excepted, and is suitable for the use for which it is intended in all material respects.

          (e) The tangible personal property of MGI which is currently owned or leased by it is, in the aggregate, all of the tangible personal property used to conduct such business in the manner in which such business was conducted during the 12-month period ended December 23, 1997 and since such time there have been no changes in such property, except for additions thereto and deletions therefrom in the ordinary course of business and consistent with past practice which could not reasonably be expected to have a MGI Material Adverse Effect.

     Section 3.08.  Compliance with Law.    (a) Except as set forth in
Schedule 3.08, each of MGI and the Subsidiaries has complied with all Laws (as hereinafter defined) applicable to MGI or any of the Subsidiaries or to the Owned Real Estate or to the Leased Real Estate, except in those instances were the failure to so comply would not individually or in the aggregate have an MGI Material Adverse Effect. Each of MGI and the Subsidiaries has maintained in full force and effect and is in compliance with, all licenses, permits, variances, exemptions, orders, franchises, approvals and consents for the lawful conduct of its business, except in those instances where the failure to so comply would not individually or in the aggregate have a MGI Material Adverse Effect. No violation exists (and no event has occurred which, with notice or lapse of time or both would constitute a violation) of any term, condition or provision of the Articles of Incorporation or By-laws of MGI or of any similar organization document of any Subsidiaries. No claims or investigations by any Governmental Authority alleging any violation by MGI of any such Laws have at any time been made or settled during the last two years.

          (b) Neither MGI nor any of the Subsidiaries has, nor, to the best of MGI's and the Subsidiaries' knowledge, has any director, officer, agent of employee thereof: (i) made or agreed to make any contributions, payments or gifts of its funds or property to any governmental official, employee or agent where either the payment or the purpose of such contribution, payment or gift was or is illegal under the laws of the United States, any state thereof or any other jurisdiction (foreign or domestic); (ii) established or maintained any unrecorded fund or asset for any purpose, or made any false or artificial entries on any of its books or records for any reason; (iii) made or agreed to make any contribution, or reimbursed any political gift or contribution made by any other person or entity, to candidates for public office whether Federal, state, local or foreign, where such contributions were or would be violative of applicable law; or (iv) otherwise violated the Federal Corrupt Practices Act of 1977, as amended.

          (c) For purposes of this Agreement, "Law" shall mean the common law and any statute, ordinance, code or other law, rule, regulation, order, technical or other standard, requirement or procedure enacted, adopted, promulgated, applied or followed by any Governmental Authority or court.

     Section 3.09. Litigation. Except as set forth in Schedule 3.09 or in the SEC Reports:

          (a) there is no claim, suit, action, proceeding, audit or investigation pending or, to the best of MGI's knowledge, threatened against, involving or affecting MGI or any of the Subsidiaries, the officers and directors of MGI or any of the Subsidiaries in such capacities or any of the properties or rights of MGI or any of the Subsidiaries seeking equitable relief or claiming monetary damages, nor is there any judgment, decree, injunction, rule or order of any court, governmental department, commission, agency, instrumentality or arbitrator outstanding against MGI or any of the Subsidiaries or the officers and directors of MGI or any of the Subsidiaries in such capacities which seeks to or would likely (i) result in the modification or any termination or suspension of any contract to which MGI or any of the Subsidiaries is a party; (ii) affect the manner in which MGI and the Subsidiaries conduct their business; or (iii) affect the ability of MGI, Parent or Acquisition to consummate the transactions contemplated hereby;

          (b) neither MGI nor any of the Subsidiaries has been charged with or, to the best of MGI's knowledge, threatened with a charge of any violation of, or, to the best of MGI's knowledge, is under investigation with respect to a possible violation of, any provision of any Federal, state or local law or administrative ruling or regulation relating to its business;

          (c) neither MGI nor any of the Subsidiaries has received any written notice of any pending or threatened action or proceeding, in any court, before any arbitrator or arbitration tribunal or before or by any Governmental Authority which if adversely determined would have a MGI Material Adverse Effect, nor to the best knowledge of MGI or the Subsidiaries, has any officer, director or employee of MGI or any of the Subsidiaries been served, within the 12-month period prior to the date hereof, with a subpoena to testify before a Governmental Authority with regard to a governmental investigation or governmental proceeding with respect to matters relating to the business, operations or activities of MGI or any of the Subsidiaries; and

          (d) neither MGI nor any of the Subsidiaries is in default under or with respect to any judgment, writ, injunction, order or decree of any court, any arbitrator or arbitration tribunal or any Governmental Authority against MGI or any of the Subsidiaries or any of MGI's or any of the Subsidiaries' assets.

     Section 3.10. Taxes. (a) Each of MGI and the Subsidiaries has timely and duly filed, or will timely or duly file (giving effect to extensions duly taken), all Federal, state, local or foreign income tax returns or reports (including, without limitation, information returns) ("Tax Returns") and other material Tax Returns and reports required to be filed by, or with respect to, MGI or any of the Subsidiaries on or prior to the Closing Date. All such Tax Returns are, or will be, correct and complete in all material respects. MGI's federal income tax returns have not been audited. Complete and accurate copies of the Federal, state and local Tax Returns for MGI and the Subsidiaries for the years 1996, 1995 and 1994 have been made available to Parent.

          (b) Each of MGI and the Subsidiaries has paid or will pay all taxes, charges, fees, levies or other assessments of any nature whatsoever (including, without limitation, all Federal, state, local and foreign income taxes, alternative or add-on minimum taxes, withholding taxes, estimated taxes, excise taxes, sales taxes, use taxes, transfer taxes, gross receipt taxes, franchise taxes, employment and payroll related taxes, property taxes and import duties, whether or not measured in whole or in part by net income), together with any related penalties, interest and additions to taxes (any of the foregoing being referred to herein as a "Tax") required to be paid by it. All Taxes not yet due but incurred on or before the Closing Date (other than Taxes, if any, arising out of the transactions hereby contemplated) are adequately disclosed and fully provided for (in accordance with GAAP) on the books and records and the financial statements of MGI or
the Subsidiaries.   Except as set forth on Schedule 3.10, each of MGI and the
Subsidiaries has fully collected, withheld and/or paid over all Taxes required to be collected, withheld and/or paid over for material sales taxes, wages or otherwise to a taxing authority.

          (c) Except as set forth in Schedule 3.10, neither MGI nor any of the Subsidiaries is currently being audited by any taxing authority with respect to the returns and reports and there are no claims or assessments proposed or assessed by any taxing or other Governmental Authority against MGI or any of the Subsidiaries. Except as set forth in Schedule 3.10, neither MGI nor any of the Subsidiaries has agreed to waive or extend the statute of limitations with respect to any Taxes or tax returns or has filed any consent under Section 341(f) of the Code (or any corresponding provision of state, local or foreign tax law). Except as set forth on Schedule 3.10, neither MGI nor any of the Subsidiaries is liable for the Taxes of any other Person or entity or is a party to any agreement providing for the allocation or sharing of any Taxes and neither has a contractual obligation to indemnify any other individual, firm, corporation, partnership, limited liability company, trust, joint venture, Governmental Authority or other Person with respect to any Taxes. No written claim has been made in the last five years by a taxing authority in a jurisdiction in which MGI or any of the Subsidiaries does not presently file tax returns that MGI or any of the Subsidiaries is or may be subject to taxation by that jurisdiction. True and complete copies of all tax returns and reports filed by MGI or any of the Subsidiaries have been made available to Parent and Acquisition. Except as set forth in Schedule 3.10, neither MGI nor any of the Subsidiaries is contesting any of the property taxes or assessments with respect to the Owned Properties or Leased Real Estate. True and complete copies of any closing agreements with respect to MGI or any of the Subsidiaries which were entered into with the Internal Revenue Service or any other taxing authority in the last five years have heretofore been furnished to Parent and Acquisition.

          (d) Neither MGI nor any of the Subsidiaries has agreed to make any material adjustment pursuant to Section 481(a) of the Code (or any predecessor provision).

          (e) Neither MGI nor any of the Subsidiaries has made any payment, is obligated to make any payment, or is a party to an agreement that could obligate it to make any payments that are subject to Code Section 280G or are not (or will not be) deductible under Section 162 of the Code.

          (f) Neither MGI nor any of the Subsidiaries has engaged in, or is a party to any transaction that is characterized as, or subject to the deferred intercompany transactions rules as set forth in Treas. Regs. Section 1.1502-13.

          (g) No Powers of Attorney have been executed by MGI or the Subsidiaries with respect to tax matters which are currently in force.

          (h) MGI is not a "foreign person" within the meaning of Section 1445(f)(3) of the Code.

     Section 3.11.  Insurance. (a)   Each of MGI and the Subsidiaries has
insurance coverage for the assets and operations of the business of MGI and the Subsidiaries which it believes is adequate. All policies of insurance carried by MGI or any of the Subsidiaries or pursuant to which MGI or any of the Subsidiaries is a named beneficiary or pursuant to which the business or properties of MGI and the Subsidiaries are insured are in full force and effect; all premiums due and payable in respect of such policies have been paid in full; and there exists no material default or other circumstance which would create the substantial likelihood of the cancellation or non-renewal of any such policy; provided, however, each such representation with respect to policies maintained by others for MGI's benefit is limited to the best of MGI's knowledge. MGI or a Subsidiary has notified such insurers of any material claim known to MGI or any of the Subsidiaries which it believes is covered by any such insurance policy.

          (b) All policies or binders of fire, liability, workmen's compensation, vehicular or other insurance held by or on behalf of MGI and/or the Subsidiaries insure against risks and liabilities customary for companies of similar size, financial condition and engaged in the business in which MGI is engaged. As of the date that MGI delivers the list of policies and binders referred to Section 5.15, except for claims set forth on Schedule
3.11 (which schedule shall be delivered by MGI with such list of policies and binders), there are no outstanding unpaid claims under any such policy or binder, and neither MGI nor the Subsidiaries has been advised of any defense to coverage in connection with any claim to coverage asserted or noticed by MGI and/or the Subsidiaries under or in connection with any of its extant insurance policies. Neither MGI nor the Subsidiaries has received any written notice from or on behalf of any insurance carrier issuing policies or binders relating to or covering MGI and/or the Subsidiaries that there will be a cancellation or non-renewal of existing policies or binders, or that alteration of any equipment or assets or any improvements to real estate occupied by or leased to or by MGI and/or the Subsidiaries, purchase of additional equipment or assets, or material modification of any of the methods of doing business, will be required.

     Section 3.12. Material Contracts; Debt Instruments. (a) Except as set forth in Schedule 3.12, neither MGI nor any of the Subsidiaries is a party to any of the following (collectively, "Material Contracts"):

               (i) any collective bargaining or other agreement with labor unions, trade unions, employee representatives, work committees, guilds or associations representing employees of either MGI or any of the Subsidiaries;

               (ii) any employment, consulting, severance, termination, or indemnification agreement, contract or arrangement, written or oral, with any current or former officer, consultant, director or employee which (x) provides for payments in excess of $25,000 per annum or (y) requires aggregate payments over the life of such agreement, contract or arrangement in excess of $50,000, which in any case is not terminable by MGI and/or any Subsidiary on 30 days' notice or less without penalty or obligation to make payments related to or after such termination;

               (iii) any joint venture contract or arrangement or any other agreement which has involved or is expected to involve a sharing of revenues with other persons or entities;

               (iv) any management agreement, lease or other significant agreement or arrangement between MGI and/or any of the Subsidiaries and any entity for whom MGI and/or any of the Subsidiaries provides concession services;

               (v) any lease for real or personal property in which the amount of payments which MGI and/or any of the Subsidiaries is required to make, or is expected to receive, on an annual basis exceeds $10,000;

               (vi) any material agreement, contract, policy, license, document, instrument, arrangement or commitment which has not been terminated or performed in its entirety and which may be, by its terms, terminated, impaired or adversely affected by reason of the execution of the Operative Agreements, the closing of the Merger, or the consummation of the other transactions contemplated hereby or thereby;

               (vii) any agreement, contract, policy, license, document, instrument or additional advance arrangement or commitment that materially limits the freedom of MGI and/or any of the Subsidiaries to compete in any line of business or with any person or entity or in any geographic area or which would so materially limit the freedom of the Surviving Corporation or Parent or any of Parent's subsidiaries after the Effective Time;

               (viii) any agreement or contract relating to any outstanding commitment for capital expenditures in excess of $10,000 individually or $25,000 in the aggregate, or any partially or fully executory agreement or contract relating to the acquisition or disposition of rights or assets having a value of in excess of $10,000 individually or $25,000 in the aggregate;

               (ix) any sale-leaseback, conditional sale, exclusive dealing, brokerage, finder's fee or take-or-pay contract or agreement; or

               (x) any other agreement, contract, policy, license, document, instrument arrangement or commitment not made in the ordinary course of business which is material to MGI and/or any of the Subsidiaries.

          (b) Set forth in Schedule 3.12 is (x) a list of all loan or credit agreements, notes, bonds, mortgages, indentures and other agreements and instruments pursuant to which any indebtedness of MGI or any Subsidiary is outstanding or may be incurred (collectively, "Loan Agreements") and (y) the respective principal amounts outstanding thereunder as of the dates specified in Schedule 3.12. Since September 30, 1997, none of MGI and the Subsidiaries has made any drawings under or with respect to the loan or credit agreements, notes, bonds, mortgages, indentures and other agreements referred to in clause (x) above. Except as set forth in Schedule 3.12, all such indebtedness is prepayable at any time without penalty, subject to the notice provisions of the agreements governing such indebtedness. For purposes of this Section 3.12 "indebtedness" shall mean, without duplication, (A) all obligations for borrowed money, or with respect to deposits or advances of any kind, (B) all obligations evidenced by bonds, debentures, notes or similar instruments, (C) all obligations upon which interest charges are customarily paid, (D) all obligations under conditional sale or other title retention agreements relating to purchased property, (E) all obligations issued or assumed as the deferred purchase price of property or services (excluding obligations to creditors for inventory, services and supplies incurred in the ordinary course of business), (F) all capitalized lease obligations, (G) all obligations of others secured by any Lien on property or assets owned or acquired, whether or not the obligations secured thereby have been assumed, (H) all obligations under interest rate or currency swap transactions (valued at the termination value thereof), (I) all letters of credit issued for the account of MGI and/or any of the Subsidiaries (excluding letters of credit issued for the benefit of suppliers to support accounts payable to suppliers incurred in the ordinary course of business), (J) all obligations to purchase securities (or other property) which arise out of or in connection with the sale of the same or substantially similar securities or property, and (K) all guarantees and arrangements having the economic effect of a guarantee of any indebtedness of any other person or entity.

          (c) Except as set forth in Schedule 3.12, as of the date hereof each of the Material Contracts and Loan Agreements is in full force and effect and is a valid and binding obligation of MGI and/or a Subsidiary and, to the knowledge of MGI, the other parties thereto. Except as set forth in
Schedule 3.12, neither MGI nor any of the Subsidiaries is in either payment default or material non-payment default under any Material Contract or Loan Agreement, nor does any condition exist that with notice or lapse of time or both would constitute a material default thereunder. To the knowledge of MGI, no other party to any Material Contract or Loan Agreement is in default thereunder. Neither MGI nor any Subsidiary has any reason to believe that any of the Material Contracts or Loan Agreements that are renewable will not be renewed on reasonable terms, nor does MGI and/or any Subsidiary know of any expressed desire or intent, on the part of any other party to any of the Material Contracts or Loan Agreements, to materially reduce or terminate the amount of its business with MGI and/or the Subsidiaries in the future. Except as set forth in Schedule 3.12, no consent is required of any party to any of the Material Contracts or any of the Loan Agreements by virtue of the Merger, and the Merger will not result in the termination of any Material Contract or Loan Agreement.

     Section 3.13. Employment Agreements. Schedule 3.13 contains a complete list of each management, employment, consulting or other agreement, contract or commitment, in each case, in writing, between MGI or any of the Subsidiaries and any employee, officer or director thereof (a) providing for the employment of any person or providing for retention of management, executive or consulting services and providing for an obligation to pay or accrue compensation of $50,000 or more per annum, or (b) providing for the payment or accrual of any compensation or severance upon (i) a change in control of MGI or any of the Subsidiaries or (ii) any termination of such management, employment, consulting or other relationship.

     Section 3.14. Intellectual Property. Schedule 3.14 is a list of all trademarks, trade names, patents, fictitious business names, service marks and pending applications therefor that are owned by MGI or the Subsidiaries and a list of all trademarks, trade names, patents, fictitious business names, service marks and pending applications therefor that are used by MGI or the Subsidiaries or which MGI or the Subsidiaries have the right to use. The trademarks, trade names, patents, fictitious business names, service marks and pending applications appearing in Schedule 3.14, together with any other trademarks, trade names, patents, fictitious business names and service marks owned or used by MGI or the Subsidiaries, are collectively herein referred to as the "Proprietary Rights". Except as disclosed in Schedule 3.14, to the best of MGI's knowledge, in the last five years, no written claim alleging any infringement or violation of any statutory or common law or any other rights of any third parties (including, without limitation, copyright, trademark and the rights of privacy and publicity) has been received by MGI or any of the Subsidiaries.

     Section 3.15.  Employees and Related Agreements: ERISA.  (a)  Schedule
3.15 sets forth each Plan (as hereinafter defined) which MGI or any of the Subsidiaries or any ERISA Affiliate (as hereinafter defined) maintains or contributes to, or has any obligation to contribute to, or during the six year period ending on the date hereof, maintained, contributed to, or had any obligation to contribute to, and each Plan as to which MGI or any of the Subsidiaries has any material liability (including, without limitation, a liability arising out of an indemnification, guarantee, hold harmless or similar agreement) or obligation. Except as set forth in Schedule 3.15, none of these Plans is a Single Employer Defined Benefit Plan (as hereinafter defined), a Multiemployer Plan (as hereinafter defined) or a severance pay plan.

          (b) No event has occurred with respect to a Plan (other than a Multiemployer Plan) in connection with which MGI or any of the Subsidiaries or any Plan identified in Schedule 3.15 or any "plan administrator" (as defined in section 3(16) of ERISA) thereof, directly or indirectly, is or, to the best of MGI's knowledge, could be subject to liability, other than for routine claims for benefits, contingent or otherwise, or any lien, whether or not perfected, under the terms of any Plan or under ERISA, the Code or any other law, regulation or governmental order applicable to any Plan at any time maintained or contributed to by MGI or any of the Subsidiaries or by any ERISA Affiliate or under any agreement, instrument, statute, rule of law or regulation pursuant to or under which MGI or any of the Subsidiaries has agreed to indemnify or is required to indemnify any person against liability incurred under, or for a violation or failure to satisfy the requirements of, any such statute, regulation or order.

          (c) Except as set forth in Schedule 3.15, all payments and contributions due from MGI or any of the Subsidiaries under each Plan identified in said Schedule 3.15 with respect to all prior periods have been made or properly recorded on the books of MGI or the Subsidiaries.

          (d) Except as set forth in Schedule 3.15, and except for any Multiemployer Plan, no "employee welfare benefit plan" as defined in section 3(1) of ERISA or "multiple employer welfare arrangement" as defined in section 3(40) of ERISA provides benefits, including, without limitation, death or medical benefits (whether or not insured) with respect to any current or former employee of MGI or any of the Subsidiaries beyond his or her retirement or other termination of service other than (i) coverage mandated by applicable law or (ii) disability benefits that have been fully provided for by insurance or otherwise.

          (e) Except as set forth in Schedule 3.15, the transactions contemplated by this Agreement will not result in any payment or series of payments by the Surviving Corporation under any Plan established by MGI or any of the Subsidiaries to any Person of a parachute payment within the meaning of section 280G of the Code.

          (f) Except as set forth in Schedule 3.15, the consummation of the transactions contemplated by the Operative Agreements will not (i) entitle any employee or former employee of MGI or any of the Subsidiaries to severance pay, unemployment compensation or any other payment except as expressly provided in this Agreement or (ii) result in any prohibited transaction described in section 406 of ERISA or section 4975 of the Code for which an exemption is not available.

          (g) There has been delivered to Parent and Acquisition with respect to each Plan identified in Schedule 3.15 other than a Multiemployer
Plan:

               (1) A copy of the annual report (with accompanying schedules and exhibits), if required under ERISA, which has been filed with respect to such Plan for the two most recently completed plan years. The information contained in such report (including such schedules and exhibits) is true and complete in all material respects.

               (2) A copy of the most recent summary plan description, together with each Summary of Material Modifications with respect thereto, required under ERISA with respect to such Plan, and a true and complete copy of such Plan;

               (3) If such Plan is funded through a trust or any third party funding vehicle, a copy of the trust or other funding vehicle and the latest financial statements thereof;

               (4) The most recent determination letter received from the Internal Revenue Service with respect to each Plan that is intended to qualify under section 401 of the Code;

               (5) A copy of the actuarial report, if any, with respect to each such Plan for the last two years. The information contained therein, and the information furnished by the administrator of such Plan or by MGI or any of the Subsidiaries or by any ERISA Affiliate in connection with the preparation thereof, is true and complete in all material respects; and

               (6) A copy of each Plan, including all amendments thereto, or in the cases where there is no formal Plan document, a description of each such Plan.

          (h) Neither MGI nor any of the Subsidiaries nor any ERISA Affiliate has made any agreement, understanding or promise, whether written or oral, to create, establish, sponsor, maintain or contribute, directly or indirectly, to or under any additional Plan for the benefit of current or former employees of MGI or any of the Subsidiaries nor, except as set forth in Schedule 3.15, to amend or modify any existing Plan identified in Schedule 3.15 in any manner not reflected in the plan documents of such Plan delivered to Parent and Acquisition.

          (i) Except as set forth in Schedule 3.15, neither MGI nor any of the Subsidiaries is a party to any collective bargaining agreements, whether or not expired. MGI does not know of any activities or proceedings of any labor organization (or representative thereof) to organize any unorganized employees of MGI or any of the Subsidiaries. A copy of each such collective bargaining agreement has been delivered to Parent and Acquisition.

          (j) Neither MGI nor any of the Subsidiaries has violated any provision of Federal or state law or any governmental rule or regulation, or any order, ruling, decree, judgment or arbitration award of any court, arbitrator or any government agency regarding the terms and conditions of employment of employees or former employees or, without limitation, laws, rules, regulations, orders, rulings, decrees, judgments and awards relating to discrimination (including, without limitation, discrimination on the basis of age, sex, race or religion), fair labor standards and occupational health and safety, wrongful discharge or violation of the personal rights of employees, former employees or prospective employees or state temporary disability laws, rules or regulations.

          (k) There is and, for two years prior to the date hereof there has been, no material unfair labor practice, charge or complaint pending or, to the best of MGI's knowledge, threatened against MGI or any of the Subsidiaries before the National Labor Relations Board or any State Labor Relations Board. There are and, for two years prior to the date hereof, there have been no material claims of discrimination of any kind pending or, to the best of MGI's knowledge, threatened against MGI or any of the Subsidiaries before any Governmental Authority. Neither MGI nor any of the Subsidiaries has any liability to any or all of its employees under or arising as a result of the Worker Adjustment and Retraining Act.

          (l) Other than matters affecting generally the industries in which MGI or a Subsidiary is engaged, there is, and for one year prior to the date hereof there has been, no labor strike, work stoppage or lockout, or material dispute, slowdown, disturbance, grievance or claim pending or, to the best of MGI's knowledge, threatened against MGI or any of the Subsidiaries.

          (m) Other than with respect to a Multiemployer Plan, each Plan to which MGI or any of the Subsidiaries contributes or has any obligation to contribute and which is intended to be qualified under section 401 of the Code, has received a favorable determination letter from the Internal Revenue Service with respect to such qualification and with respect to the exemption from tax of the trusts created thereunder under section 501(a) of the Code, and, to the best of MGI's knowledge, nothing has occurred that has affected or is likely adversely to affect such qualification or exemption since the date of such letter with respect to each Plan.

          (n) Except as set forth in Schedule 3.15, with respect to each Plan other than a Multiemployer Plan, all reports and other information required under ERISA or any other applicable law or regulation to be filed in respect of any Plan by the administrator thereof or by MGI or any of the Subsidiaries on or prior to the date hereof with the relevant governmental authority and/or distributed or made available to any Plan participant and beneficiary (including "alternate payees," as such term is defined in section 206(d)(3)(K) of ERISA), as the case may be, have been filed, distributed or made available in accordance with ERISA or such other applicable law or regulation, as the case may be, and all such reports and other information are true and complete in all material respects as of the date given.

          (o) Except as set forth in Schedule 3.15, other than with respect to a Multiemployer Plan, neither MGI nor any of the Subsidiaries has entered into any agreement, written or otherwise, relating to any Plan providing medical benefits obligating MGI or any of the Subsidiaries or its successor in interest to make any supplemental or retrospective premium payments for the current or any prior contract period in the event of adverse experience, termination of the minimum premium arrangement or termination of an insurance contract relating to such Plan. To the extent reasonably available to MGI, a disclosure of the attendant costs is set forth in Schedule 3.15.

          (p)  With respect to each Multiemployer Plan identified in Schedule
3.15 which is subject to the provisions of Subtitle B of Title IV of ERISA,
(i) none of MGI, any of the Subsidiaries or any ERISA Affiliate has received any notice of any claim or demand for complete or partial withdrawal liability under ERISA sections 4201 et seq. except as attached to Schedule 3.15; (ii) none of MGI, any of the Subsidiaries or any ERISA Affiliate has received any notice that such Multiemployer Plan is in "reorganization" (within the meaning of section 4241 of ERISA), that increased contributions may be required to avoid a reduction in plan benefits or the imposition of an excise tax, or that the Multiemployer Plan is or may become "insolvent" (within the meaning of section 4245 of ERISA) except as attached to Schedule 3.15; (iii) except as set forth in Schedule 3.15, to the best of MGI's knowledge, none of MGI, any of the Subsidiaries nor any ERISA Affiliate has incurred any withdrawal liability not set forth in Schedule 3.15; and (iv) MGI, the Subsidiaries and each ERISA Affiliate have timely made all required contributions or payments to each Multiemployer Plan or such contributions or payments will be made prior to the Closing.

          (q) With respect to each Single Employer Defined Benefit Plan identified in Schedule 3.15, (i) except with respect to the transactions contemplated by this Agreement, there has not occurred any "reportable event" within the meaning of section 4043(b) of ERISA or the regulations thereunder with respect to which the 30 day notice requirement has not been waived under applicable regulations, (ii) there exists no ground upon which the PBGC (as hereinafter defined) could demand termination of any Single Employer Defined Benefit Plan or appointment of itself or its nominee as trustee thereunder,
(iii) there has been no notice given of intent to terminate any Single Employer Defined Benefit Plan under section 4041 of ERISA, (iv) there has not been any proceeding instituted under section 4042 of ERISA to terminate any Single Employer Defined Benefit Plan, and (v) there has been no termination, or except as set forth in Schedule 3.15, a partial termination of any Single Employer Defined Benefit Plan within the meaning of section 411(d)(3) of the Code. The PBGC has not instituted or, to the best of MGI's knowledge, threatened a proceeding to terminate any Single Employer Defined Benefit Plan. All PBGC premiums due on or before the Closing with respect to each Single Employer Defined Benefit Plan have been, or prior to the Closing will be, paid in full, including late fees, interest and penalties, if and to the extent applicable.

          (r) No funding waiver from the Internal Revenue Service has been requested or received with respect to any Single Employer Defined Benefit Plan identified in Schedule 3.15, and no extension of the amortization period within the meaning of section 412 of the Code or section 302 of ERISA has been applied for.

          (s) Neither MGI, the Subsidiaries nor any ERISA Affiliate has engaged in any transaction described under section 4069 of ERISA nor has any lien been imposed with respect to an amount on any such persons or their assets under section 4068 of ERISA.

          (t) With respect to any Single Employer Defined Benefit Plan, any significant reduction in the rate of future benefit accrual was preceded by an adequate and appropriate notice to the parties described in and as required by section 204(h) of ERISA.

          (u) Concerning any Single Employer Defined Benefit Plan maintained by MGI or any ERISA Affiliate (i) since January 1, 1991, there has been no cessation of operations at a facility so as to become subject to the provisions of sections 4062(e) of ERISA, (ii) since January 1, 1991, there has been no withdrawal of a substantial employer from any Single Employer Defined Benefit Plan so as to become subject to the provisions of section 4063 of ERISA.

          (v)  For the purposes of this Agreement:

          "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, any successor statute thereto and all final or temporary regulations promulgated thereunder and generally applicable published rulings entitled to precedential effect.

          "ERISA Affiliate" means all members of a controlled group of corporations and all trades and businesses (whether or not incorporated) under common control and all other entities which, together with MGI, are treated as a single employer under any or all of sections 414(b) or (c) of the Code on either the date of this Agreement or the Closing Date.

          "Multiemployer Plan" means a "Multi-employer plan" as defined in section 3(37) or section 4001(a)(3) of ERISA.

          "PBGC" means the Pension Benefit Guaranty Corporation or any person succeeding to the functions thereof.

          "Single Employer Defined Benefit Plan" means a plan subject to Subtitle B of Title IV of ERISA which is not a Multi-employer Plan.

          "Plan" means any plan, program, arrangement, agreement or commitment which is a pension, profit sharing, savings, thrift or other retirement plan, life, health, accident or disability insurance plan (including without limitation any "employee benefit plan as defined in section 3(3) of ERISA), deferred compensation, stock purchase, stock option, performance share, bonus or other executive plan or severance pay plan, policy or procedure, or vacation or other employee benefit plan, program arrangement, agreement or commitment.

     Section 3.16. Absence of Certain Changes or Events. Since September 30, 1997, except as disclosed in Schedule 3.16, MGI and the Subsidiaries have conducted their business, in all material respects, in the ordinary course and in a manner consistent with past practice (except in connection with the negotiation and execution and delivery of this Agreement), and since September 30, 1997, except as disclosed in Schedule 3.16, and except as permitted in this Agreement, there has not been (i) any event or events (whether or not covered by insurance), individually or in the aggregate, having a MGI Material Adverse Effect, (ii) any material change by MGI in its accounting methods, principles or practices, (iii) any entry by MGI or any Subsidiary into any commitment or transaction material to MGI or such Subsidiary, except in the ordinary course of business and consistent with past practice or except in connection with the negotiation and execution and delivery of this Agreement, (iv) any declaration, setting aside or payment of any dividend or distribution in respect of any capital stock of MGI or any redemption, purchases or other acquisition of any of MGI's or the Subsidiaries' securities (except for cash dividends paid to MGI by its wholly-owned Subsidiaries with regard to their capital stock), (v) other than pursuant to the Plans or as required by law, any increase in, amendment to, or establishment of any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option, stock purchase or other employee benefit plan (other than a Multi-employer plan), (vi) granted any general increase in compensation, bonus or other benefits payable to the employees of MGI or the Subsidiaries, except for increases occurring in the ordinary course of business in accordance with its customary practice, (vii) paid any bonus to the employees of MGI or the Subsidiaries except for bonuses accrued on MGI's unaudited balance sheet for the quarter ended September 30, 1997, (viii) any incurrence of indebtedness for borrowed money or assumption or guarantee of indebtedness for borrowed money by MGI or any of the Subsidiaries (other than loans from MGI to any wholly-owned Subsidiary or from any wholly-owned Subsidiary to MGI or any other wholly-owned Subsidiary), or the grant of any Lien on the material assets of MGI or the Subsidiaries to secure indebtedness for borrowed money except, in any such case, any drawdowns by MGI under its revolving credit facility consistent with past practice, (ix) any sale or transfer of any material assets of MGI or the Subsidiaries other than in the ordinary course of business and consistent with past practice, (x) any loan, advance or capital contribution to or investment in any person in an aggregate amount in excess of $100,000 by MGI or any Subsidiary (excluding any loan, advance or capital contribution to, or investment in, MGI or any wholly-owned Subsidiary); or (xi) entered into any contractual arrangement or understanding (written or oral, express or implied) to do any of the foregoing.

     Section 3.17. Finder's Fee. Neither MGI nor any of the Subsidiaries has incurred any liability for finder's or brokerage fees or commissions in connection with this Agreement or the transactions hereby contemplated, except for fees owed Prime Charter Ltd.

     Section 3.18.  Environmental Matters.  (a)  Except as set forth in
Schedule 3.18, MGI and the Subsidiaries have obtained or caused to be obtained and continue to maintain and will continue to maintain up to the Closing Date, or cause the maintenance of permits, licenses, consents and approvals necessary (the "Environmental Approvals") for conducting the business of MGI and the Subsidiaries which are required under Environmental Laws (as hereinafter defined), and neither MGI nor any of the Subsidiaries has operated in violation of any Environmental Law or the terms
of any Environmental Approval.   To the best of MGI's knowledge, the
operations of MGI and each of the Subsidiaries, as of the date of consummation of the Offer, will be in compliance in all respects with all Environmental Laws.

          (b)  Except as set forth in Schedule 3.18:

               (i) neither MGI nor any of the Subsidiaries has used, stored, generated, discharged, emitted, transported, disposed of or treated Hazardous Substances (as hereinafter defined) except in a manner which complies with the applicable Environmental Laws and Environmental Approvals and to the best of knowledge of MGI and each of the Subsidiaries, there are no Hazardous Substances present in, on or under any Owned Real Property owned by MGI or any of the Subsidiaries or any real property leased or managed by MGI or any of the Subsidiaries, the nature, amount or concentration of which would reasonably be expected to result in any Federal, state or local environmental protection agency undertaking or requiring the removal or Remediation (as defined below) of such Hazardous Substances if such agency were aware of the presence of such Hazardous Substances.

               (ii) to the best of MGI's knowledge, no prior owner, occupant, tenant or user of any facility which is now or has heretofore been owned or used by MGI or any of the Subsidiaries (a "Facility") has ever used, stored, generated, discharged, emitted, transported, disposed of or treated Hazardous Substances at, on or from any Facility except in a manner which complies with all Environmental Laws and Environmental Approvals;

               (iii) there is not, and there has not been, any Environmental Condition (as defined herein) or release or threat of release (as those terms are defined in Section 101 of the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C.
          section 9601 et seq.) ("CERCLA")) of Hazardous Substances at, on or from any Facility;

               (iv) to the best knowledge of MGI and each of the Subsidiaries, there is not now nor has there ever been, on or in any Owned Real Property or real property leased by MGI or any of the Subsidiaries, any underground storage tanks or surface impoundments containing Hazardous Substances; and

               (v) MGI has furnished Parent with copies of the environmental reports and assessments that MGI has commissioned or been provided with in respect to the Owned Properties and Leased Real Estate set forth on Schedule 3.18, and shall promptly furnish Parent with all other such reports and assessments in its possession.

          (c) Except as set forth in Schedule 3.18, neither MGI nor any of the Subsidiaries has received notice of any pending or threatened investigation, claim, enforcement proceeding, cleanup order, citizen suit or other action instituted by any private party, employee or Governmental Authority under any Environmental Laws arising out of the conduct or the operations of MGI or any of the Subsidiaries or as a result of any Environmental Condition at any Facility. Neither MGI nor any of the Subsidiaries is subject to any outstanding written orders from, or written agreements with, any Governmental Entity respecting (i) violations or liability pursuant to Environmental Laws, (ii) Remedial Action (as hereinafter defined) or (iii) any Release or threatened Release (as hereinafter defined) of a Hazardous Substance. No judicial or administrative proceedings or governmental investigations are pending, or to the knowledge of MGI or any of the Subsidiaries threatened, against MGI or any of the Subsidiaries alleging the violation of or seeking to impose liability pursuant to any Environmental Law or as the result of the Release or alleged Release of a Hazardous Substance, except for any such proceedings or investigations that would not result in a MGI Material Adverse Effect, and neither MGI nor any of the Subsidiaries has received any notice of any pending or threatened investigation, claim, enforcement proceeding or other action instituted by any Governmental Authority or private party under any Environmental Laws arising out of the conduct or operations of MGI or any of the Subsidiaries.

          (d)  For the purpose of this Agreement:

          "Environment" means soil, surface waters, ground waters, land, stream, sediments, surface or subsurface strata and ambient air.

          "Environmental Condition" means any condition with respect to the Environment, whether or not yet discovered, at any Facility, including any condition resulting from the operation of the business of MGI or any of the Subsidiaries or the operation of the business of any subtenant or occupant of any Facility, which is reasonably likely to or does result in any material losses.

          "Environmental Laws" means all laws of any Governmental Authority or any judgment, decree, injunction, writ or order of any Governmental Authority relating to injury to, or the protection of, human health or the Environment that are in effect prior to the Closing Date, including, without limitation, all valid and lawful requirements of courts and other Governmental Authorities pertaining to reporting, licensing, permitting, investigating, Remediation and removal of, emissions, discharges, Releases or threatened Releases of Hazardous Substances, chemical substances, pesticides, petroleum or petroleum products, pollutants, contaminants or hazardous or toxic substances, materials or wastes, whether solid, liquid or gaseous in nature, into the Environment, or relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Substances, pollutants, contaminants or hazardous or toxic substances, materials or wastes, whether solid, liquid or gaseous in nature.

          "Hazardous Substances" means any substance (a) the presence of which requires notification, investigation or remediation under any Environmental Law as in effect prior to the Closing Date; (b) which prior to the Closing Date is or becomes defined under any

Environmental Laws as "hazardous waste", "hazardous material" or "hazardous substance", "extremely hazardous waste," "restricted hazardous waste," "solid waste,: "toxic waste," "toxic substance" or "pollutant" or "contaminant" and is regulated under any Environmental Law, (c) which is toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic or otherwise hazardous and is or become regulated by any Governmental Authority under Environmental Laws prior to the Closing Date; (d) which contains gasoline, diesel fuel or other petroleum hydrocarbons or volatile organic compounds regulated under Environmental Laws prior to the Closing Date; (e) which contains polychlorinated byphenyls (PCBs) or friable asbestos or urea formaldehyde foam insulation; or (f) which contains or emits radioactive particles, waves or materials, including radon gas.

          "RCRA" means the Resource Conservation and Recovery Act (42 U.S.C.
Section 6901 et seq.

          "Release" means any release, spill, effluent, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching, or migration into the environment; and

          "Remedial Action" means all actions, including, without limitation, any capital expenditures, required by a Governmental Authority or required under any Environmental Law, or voluntarily undertaken to (1) clean up, treat or in any other way ameliorate or address any Hazardous Materials or other substance in the environment, (2) prevent the Release or threat of Release, or minimize the further Release of any Hazardous Material so it does not endanger or threaten to endanger the public health or welfare or the environment; (3) perform pre-remedial studies and investigations or post-remedial monitoring and care pertaining or relating to a Release; or (4) bring the applicable party into compliance with any Environmental Law.

     Section 3.19. Employment Relations; Compliance. There are no administrative proceedings, audits or investigations pending or, to the best of MGI's knowledge, threatened and no written or, to the best of MGI's knowledge, oral or threatened complaints against MGI or any of the Subsidiaries concerning the employment or term of employment of any employee of MGI or any of the Subsidiaries, or any violation of any Federal, state or local law, executive order or regulation relating to employment relations, collective bargaining, employment discrimination, employee benefits, occupational safety and health, wages and hours of employees, immigration, medical and family leave and the collection and payment of withholding and/or social security taxes and any similar tax (an "Employment Law"). To the best knowledge of MGI, each of MGI and the Subsidiaries is in compliance in all material respects with all Employment Laws.

     Section 3.20. Indemnification of Employees, Etc. Except in connection with matters set forth in Schedule 3.20 hereto, and except for matters covered by insurance (subject to deductibles) as of the date hereof, there is no proceeding, claim, suit, action or governmental investigation pending or, to the best knowledge of MGI, threatened, with respect to which any current or former director, officer, employee or agent of MGI or any of the Subsidiaries is entitled, or has asserted he is entitled, to claim indemnification from MGI or any of the Subsidiaries pursuant to the Articles of Incorporation or By-Laws of MGI or any provisions of the comparable charter or organizational documents of any of the Subsidiaries, as provided in any indemnification agreement to which MGI or any Subsidiary is a party, or pursuant to applicable law.

     Section 3.21. Labor Relations. Except as set forth in Schedule 3.21, there are or were, at any time in the three (3) year period preceding the date of this Agreement, no collective bargaining agreements, memoranda of understanding, side letters, or other agreements with any labor union or organization in effect to which MGI or any of the Subsidiaries are or were a party or otherwise bound and which materially affect MGI's business (collectively, the "Labor Agreements"), including agreements referred to or incorporated by reference into any of the Labor Agreements, and no employees of MGI or any of the Subsidiaries are represented by any labor organization. There are no provisions in any of the Labor Agreements that would materially interfere with MGI's ability to consummate the Offer or Merger hereunder.

     Section 3.22. Board Recommendation. On or prior to the date hereof, the Board of Directors of MGI, at a meeting duly called and held, has by the vote of those directors present (a) determined that this Agreement and the transactions contemplated hereby, including the Offer and the Merger, taken together, are fair and in the best interests of the MGI Stockholders and has approved the same and (b) resolved to recommend that the holders of the MGI Shares accept the Offer and approve the Merger.

     Section 3.23. Opinion of Financial Advisor. The MGI Board of Directors has received the written opinion of the Financial Advisor, dated the date of this Agreement, to the effect that the cash consideration to be received, in the Offer and the Merger, by the MGI Stockholders is fair to the MGI Stockholders from a financial point of view, a copy of such opinion has been delivered to Parent and such opinion has not been withdrawn or modified.

     Section 3.24. Related Party Transactions. Since September 30, 1997, except as set forth on Schedule 3.24 and except for the Plans or as otherwise disclosed hereunder, no director hereunder, no director, officer, "affiliate" or "associate" (as such terms are defined in Rule 12b-2 under the Exchange Act) of MGI or any of the Subsidiaries (a) has borrowed any monies from or has outstanding any indebtedness or other similar obligations to MGI or any of the Subsidiaries for indebtedness or similar obligations incurred in the ordinary course of business or (b) is otherwise a party to any contract, arrangement or understanding with MGI or any of the Subsidiaries of a nature that would be required to be disclosed under Item 404 of Regulation S-K of the Securities Act.

     Section 3.25.  Schedule 14D-9, Offer Documents and Schedule 14D-1.  The
Schedule 14D-9 and any amendments and supplements thereto will, when filed with the Commission and when published, sent or given to holders of MGI Shares, comply as to form in all material respects with the Exchange Act and the rules and regulations thereunder and will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by MGI with respect to information supplied by Parent and Acquisition in writing for inclusion therein. None of the information supplied by MGI for inclusion in the Offer Documents or the Schedule 14D-1, and any amendments thereof or supplements thereto, will, when such materials are filed with the Commission and when published, sent or given to holders of MGI Shares, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

     Section 3.26. Charter Documents. MGI has delivered to Parent and Acquisition true and correct copies of MGI's Articles of Incorporation and By-laws, and each of the Subsidiaries has delivered to Parent and Acquisition true and correct copies of their similar charter and organization documents, all as amended through and in effect on the date hereof. The minute books of MGI and the Subsidiaries, as made available to Parent and Acquisition, contain true records of all meetings of, or written consents in lieu of meetings executed by, MGI's or the Subsidiaries' board of directors (and all committees thereof) and the Stockholders of MGI or the Subsidiary. All material actions and transactions taken or entered into by MGI and/or the Subsidiaries, as the case may be, requiring action by MGI's and/or the Subsidiaries board of directors or Stockholders or members, were duly authorized or ratified as necessary. The stock certificate books and stock records of MGI and/or the Subsidiaries as made available to Parent and Acquisition are true and complete.

     Section 3.27. Full Disclosure. No statement herein or in the Schedules hereto or in any certificate delivered pursuant to the requirements of this Agreement by or on behalf of MGI and/or the Subsidiaries contains or will contain any untrue statement of a material fact concerning MGI and/or the Subsidiaries or any or their affiliates, or omits or will omit to state a material fact necessary in order to make the statements made herein or therein concerning MGI and/or the Subsidiaries or any or their affiliates, in light of the circumstances under which they were made, not misleading.

                                   ARTICLE IV
            REPRESENTATIONS AND WARRANTIES OF PARENT AND ACQUISITION

     Parent and Acquisition represent and warrant to MGI that:

     Section 4.01. Organization and Good Standing. Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, Acquisition is a corporation duly organized validly existing and in good standing under the laws of the State of Colorado, and each has the corporate power and authority to own or lease all of the properties and assets owned or leased by it and to carry on its business as it is now being conducted.

     Section 4.02. Authority of Parent and Acquisition. Each of Parent and Acquisition has the corporate power to execute and deliver this Agreement and all other documents hereby contemplated, to consummate the transactions hereby contemplated and to take all other actions required to be taken by it pursuant to the provisions hereof. The execution, delivery and performance of, and consummation of the transactions contemplated by, this Agreement and all other documents hereby contemplated have been duly authorized by Parent's and Acquisition's

Board of Directors and Parent as Acquisition's sole stockholder, and no other corporate proceedings on the part of Parent of Acquisition are necessary to authorize this Agreement and the transactions contemplated hereby. This Agreement constitutes the legal, valid and binding obligation of Parent and Acquisition enforceable against each in accordance with its terms.

     Section 4.03. No Conflict; Required Filings and Consents. The execution and delivery of this Agreement by Parent and Acquisition does not, and the consummation by Parent and Acquisition of the transactions contemplated hereby will not, (i) violate the Certificate or Articles of Incorporation or By-laws of Parent or Acquisition, or (ii), subject to making the filings and obtaining the approvals identified in Section 4.03(b), violate any law, rule, regulation, order, judgment or decree applicable to Parent or Acquisition or by which any property or asset of Parent or Acquisition is bound or affected, or (iii) subject to making the filings and obtaining the approvals identified in
Schedule 4.03(a), result in any violation pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent or Acquisition is a party or by which Parent or Acquisition or any property or assets of Parent or Acquisition is bound or affected, except, in the case of clause (ii) or (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not prevent or delay consummation of the Offer or Merger in any material respect, or otherwise prevent Parent of Acquisition from performing its material obligations under this Agreement, or would not, individually or in the aggregate, limit Parent's or Acquisition's ability to consummate the transactions hereby contemplated or have a material adverse effect on the business, properties, assets, liabilities, results of operations or financial condition of Parent or Acquisition (a "Parent or Acquisition Material Adverse Effect").

          (b) The execution and delivery of this Agreement by Parent and Acquisition do not, and the performance of this Agreement and the consummation by Parent and Acquisition of the transactions contemplated hereby will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except for (A) applicable requirements of the Exchange Act, (B) the pre-merger notification requirements of the HSR Act, and (C) filing and recordation of appropriate merger and similar documents as required by Colorado law.

     Section 4.04. Finder's Fees. Neither Parent nor Acquisition has incurred any liability for finder's, brokerage or similar fees or commissions in connection with this Agreement or the transactions hereby contemplated, except for fees owed Jefferies & Company, Inc.

                                   ARTICLE V
                                   COVENANTS

     Section 5.01. No Solicitation. From the date hereof until such time as Parent's designees shall constitute a majority of the members of the Board of Directors of MGI, MGI shall not, and shall not permit any of the Subsidiaries, or any of its or their officers, directors, employees, representatives, agents or affiliates (including, without limitation, any investment banker, attorney or accountant retained by MGI or any of the Subsidiaries) to, directly or indirectly, enter into, solicit, initiate or continue any discussions or negotiations with, or provide any information to, or otherwise cooperate in any other way with, any corporation, partnership, person or other entity or group (each, a "Third Party"), concerning any offer or proposal which constitutes or is reasonably likely to lead to any Acquisition Proposal (as hereinafter defined);
provided that the Board of Directors of MGI may, in the event of an unsolicited Acquisition Proposal, engage in negotiations or discussions with, or provide information or data to, any Third Party relating to an Acquisition Proposal if (i) the Acquisition Proposal (as hereinafter defined) is a bona fide fully-financed written offer submitted to MGI's Board of Directors and such Board of Directors, after consulting with a nationally recognized investment bank, determines that such Acquisition Proposal is a Superior Proposal (as hereinafter defined) and (ii) MGI's Board of Directors determines, after having received the written opinion of outside legal counsel to MGI, that the failure to engage in such negotiations or discussions or provide such information would result in a breach of the fiduciary duties of the Board of Directors of MGI under applicable law.
Then, in such event, the Board of Directors may withdraw or modify its approval or recommendation of the Offer, this Agreement or the Merger, approve or recommend the Superior Proposal or terminate this Agreement pursuant to Section 8.01(c) hereof. Parent shall have the right to match any such Superior Proposal, and have such matching proposal immediately accepted by MGI for five business days after Parent is informed of the necessary determination in clauses (i) and (ii) of the preceding sentence with respect to such Superior Proposal. Any information furnished to any Third Party in connection with an Acquisition Proposal shall be provided pursuant to a confidentiality agreement in customary form. Subject to all of the foregoing requirements, MGI will immediately notify Parent orally and in writing if any discussions or negotiations are sought to be initiated, any inquiry or proposal is made, or any information is requested by any Third Party with respect to any Acquisition Proposal or which could lead to an Acquisition Proposal and immediately notify Parent of all material terms of any proposal which it may receive in respect of any such Acquisition Proposal, including the identity of the Third Party making the Acquisition Proposal or the request for information, if known, and thereafter shall inform Parent on a timely, ongoing basis of the status and content of any discussions or negotiations with such a Third Party, including immediately reporting any material changes to the terms and conditions thereof. MGI shall, and shall cause the Subsidiaries, and will use its best efforts to ensure their respective officers, directors, employees, investment bankers, attorneys, accountants and other agents to, immediately cease and cause to be terminated all discussions and negotiations that have taken place prior to the date hereof, if any, with any Third Parties conducted heretofore with respect to any Acquisition Proposal.

          (b)  For purposes hereof:

               (i) "Acquisition Proposal" means any inquiry, proposal or offer from any Third Party relating to any direct or indirect acquisition or purchase of 15% or more of any class of equity securities of MGI or any of the Subsidiaries, any tender offer or exchange offer that if consummated would result in any Third Party beneficially owning 15% or more of any class of equity securities of MGI or any of the Subsidiaries, any merger, consolidation, business combination, sale of all or substantially all of the assets, recapitalization, liquidation, dissolution or similar transaction involving MGI or any of the Subsidiaries, other than the transactions contemplated by this Agreement, or any other transaction the consummation of which could reasonably be expected to impede, interfere with, prevent or materially delay the Offer and/or the

Merger or which would reasonably be expected to dilute materially the benefits to Parent of the transactions contemplated hereby; and

               (ii) "Superior Proposal" means any bona fide fully-financed written offer made by a Third Party to acquire, directly or indirectly, for consideration consisting of cash and/or securities, more than 50% of the shares of Common Stock then outstanding or all or substantially all the assets of MGI and otherwise on terms which the Board of Directors of MGI determines (after consultation with the Financial Advisor or another nationally recognized investment bank) to be economically superior to the transaction contemplated by this Agreement.

          (c) Nothing contained in this Section 5.01 shall prohibit MGI from taking and disclosing to MGI's Stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or from making any disclosure to the MGI Stockholders if, in the good faith judgment of the Board of Directors of MGI, after consultation with outside counsel, failure so to disclose would be inconsistent with its fiduciary duties to the MGI Stockholders under applicable law; provided, however, neither MGI nor its Board of Directors nor any committee thereof shall, except as permitted by Section 5.01(a), withdraw or modify, or propose to withdraw or modify, its position with respect to the Offer, this Agreement or the Merger or approve or recommend, or propose to approve or recommend, an Acquisition Proposal.

     Section 5.02. Interim Operations. Except as contemplated by this Agreement or as expressly agreed to in writing by Parent, during the period from the date of this Agreement until such time as Parent's designees shall constitute a majority of the members of the Board of Directors of MGI, MGI will, and will cause each of the Subsidiaries to, conduct its operations according to its ordinary and usual course of business and consistent with past practice and use its and their respective best efforts to preserve intact their current business organizations, keep available the services of their current officers and employees and preserve their relationships with customers, suppliers, licensors, licensees, advertisers, distributors and others having business dealings with them and to preserve goodwill. Without limiting the generality of the foregoing, and except as (a) otherwise expressly provided in this Agreement, (b) required by law, or (c) set forth on Schedule 5.02, MGI will not, and will cause the Subsidiaries not to, without the consent of Parent:

               (i) except with respect to annual bonuses made in the ordinary course of business consistent with past practice, adopt or amend in any material respect any bonus, profit sharing, compensation, severance, termination, stock option, stock appreciation right, pension, retirement, employment or other employee benefit agreement, trust, plan or other arrangement for the benefit or welfare of any director, officer of employee of MGI or any of the Subsidiaries or increase in any manner the compensation or fringe benefits of any director, officer or employee of MGI or any of the Subsidiaries or pay any benefit not required by any existing agreement or place any assets in any trust for the benefit of any director, officer or employee of MGI or any of the Subsidiaries (in each case, except with respect to employees and directors in the ordinary course of business consistent with past practice);

               (ii) incur any indebtedness for borrowed money in excess of $25,000, other than in consultation with Parent;

               (iii) expend funds for individual capital expenditures in excess of $50,000 in the aggregate for any 12-month period (to be apportioned pro-rata over any period less than 12 months), other than in consultation with Parent;

               (iv) sell, lease, license, mortgage or otherwise encumber or subject to any lien or otherwise dispose of any of its properties or assets, except in the ordinary course of business consistent with past practice;

               (v) (A) declare, set aside or pay any dividends on, or make anyother distributions in respect of, any of its capital stock, (B) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (C) purchase, redeem or otherwise acquire any shares of capital stock of MGI or any of the Subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

               (vi) authorize for issuance, issue, deliver, sell or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise), pledge or otherwise encumber any shares of its capital stock or the capital stock of any of the Subsidiaries, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such share, voting securities or convertible securities or any other securities or equity equivalents (including without limitation stock appreciation rights) other than issuances upon exercise of the options, warrants, notes and contract rights set forth in Schedule 3.03.

               (vii) amend its Articles of Incorporation, By-laws or equivalent organizational documents or alter through merger, liquidation, reorganization, restructuring or in any other fashion the corporate structure or ownership of any Subsidiary of MGI;

               (viii) make or agree to make any acquisition of assets which is material to MGI and the Subsidiaries, taken as a whole, except for (A) purchases of inventory in the ordinary course of business, (B) pursuant to purchase orders entered into in the ordinary course of business which do not call for payments in excess of $5,000, or (C) project-related expenditures which, individually, do not exceed $10,000;

               (ix) settle or compromise any shareholder derivative suits arising out of the transactions contemplated hereby or any other litigation (whether or not commenced prior to the date of this Agreement) or settle, pay or compromise any claims required to be paid, or

               (x) authorize any of, or commit or agree to take any of, the foregoing.

     Section 5.03. Stockholder Approval. To the extent stockholder approval of this Agreement or the Merger is required by law, MGI will take (and Acquisition and Parent shall use all reasonable efforts to cause MGI to take) all action necessary in accordance with Colorado law, MGI's Articles of Incorporation, as amended, its By-laws and the requirements of the Boston Stock Exchange and the NASDAQ Smallcap Market, to duly call, give notice of and convene a special meeting of the MGI Stockholders (the "MGI Stockholders Meeting") as promptly as practicable following the expiration of the Offer to obtain such stockholder approval. Without limiting the generality of the foregoing, MGI agrees that its obligations pursuant to this Section 5.03(a) shall not be affected by (i) the commencement, public proposal, public disclosure or communication to MGI of any Acquisition Proposal or (ii) the withdrawal or modification by the Board of Directors of MGI of its approval or recommendation of the Offer, this Agreement or the Merger.

          (b) Except as MGI's Board of Directors determines in good faith and as advised by outside legal counsel would be inconsistent with the fiduciary duties of the Board of Directors under applicable law, MGI's Board of Directors shall recommend that the MGI Stockholders vote in favor of the Merger, this Agreement and the transactions hereby contemplated and cause MGI to take all lawful actions to solicit from the MGI Stockholders proxies in favor of such approval.

          (c) Notwithstanding the foregoing, if Acquisition and its affiliates shall own at least 90% of the outstanding MGI Shares, the parties shall take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after the expiration of the Offer without a meeting of MGI Stockholders in accordance with Section 7-111-104 of the BCA.

          (d) If stockholder approval of this Agreement or the Merger is required by law, MGI shall, at Parent's request, prepare and file a preliminary Proxy Statement with the SEC and will use its best efforts to respond to any comments of the SEC or its staff and to cause the Proxy Statement to be mailed to MGI's Stockholders as promptly as practicable after responding to all such comments to the satisfaction of the staff. MGI will notify Parent promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or for additional information and will supply Parent with copies of all correspondence between MGI or any of its representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement or the Merger. If at any time prior to the MGI Stockholders Meeting there shall occur any event that should be set forth in an amendment or supplement to the Proxy Statement, MGI will promptly prepare and mail to MGI Stockholders such an amendment or supplement. MGI will not mail any Proxy Statement, or any amendment or supplement thereto, to which Parent reasonably objects.

          (e) MGI covenants that none of the information supplied, or to be supplied, by MGI specifically for inclusion or incorporation by reference in the MGI Proxy Statement, including, without limitation, information concerning MGI or any of its affiliates, directors, officers, employees, agents or representatives will, at the time of mailing of the MGI Proxy Statement or any amendment or supplement thereto to the MGI Stockholders, contain any untrue statement of any material fact, or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If, at any time prior to the date of the MGI Stockholders' Meeting, any event with respect to MGI or any of the Subsidiaries, or with respect to other information supplied by MGI specifically for inclusion in the MGI Proxy Statement, shall occur which is required to be described in an amendment of, or a supplement to, the MGI Proxy Statement, such event shall be so described, and such amendment or supplement shall be promptly filed with the Commission and, as required by law, disseminated to the MGI Stockholders. All documents that MGI is responsible for filing with the Commission in connection with the transactions contemplated herein, including the Schedule 14D-9 or the MGI Proxy Statement, insofar as it relates to MGI or the Subsidiaries or other information supplied by MGI specifically for inclusion therein, will comply as to form, in all material respects, with the provisions of the Securities Act, the Exchange Act or the rules and regulations thereunder, and each such document required to be filed with any Governmental Authority other than the Commission will comply in all material respects with the provisions of applicable law as to the information required to be contained therein, except that no covenant is made by MGI with respect to statements made therein based on information supplied by Parent
Acquisition or any of their affiliates, directors, officers, employees, agents or representatives in writing expressly for inclusion therein.

          (f) Parent and Acquisition covenant that none of the information supplied, or to be supplied, by Parent and Acquisition specifically for inclusion or incorporation by reference in the MGI Proxy Statement, including, without limitation, information concerning Parent, Acquisition or any of their respective affiliates, directors, officers, employees, agents or representatives supplied by Acquisition in connection with MGI's preparation of the MGI Proxy Statement will, at the time of mailing of the MGI Proxy Statement or any amendment or supplement thereto to the MGI Stockholders, contain any untrue statement of any material fact, or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If, at any time prior to the date of the MGI Stockholders' Meeting, any event with respect to Parent or Acquisition, or with respect to other information supplied by Parent or Acquisition for inclusion in the MGI Proxy Statement, shall occur which is required to be described in an amendment of, or a supplement to, the MGI Proxy Statement, such event shall be so described, and the information required to be filed in such amendment or supplement shall be promptly delivered to MGI for filing with the Commission and, as required by law, dissemination to the MGI Stockholders. All documents that Parent or Acquisition is responsible for filing with the Commission in connection with the transactions contemplated herein, including the Schedule 14D-1, insofar as it relates to Parent or Acquisition or other information supplied by Parent or Acquisition specifically for inclusion therein, will comply as to form, in all material respects, with the provisions of the Securities Act, Exchange Act or the rules and regulations thereunder, and each such document required to be filed with any Governmental Authority other than the Commission will comply in all material respects with the provisions of applicable law as to the information required to be contained therein, except that no covenant is made by Parent or Acquisition with respect to statements made therein based on information supplied by MGI or any of the Subsidiaries or any of their respective affiliates, directors, officers, employees, agents or representatives in writing for inclusion therein.

          (g) Parent and Acquisition agree to cause all MGI Shares purchased pursuant to the Offer and all other MGI Shares owned by Parent, Acquisition or any Subsidiary thereof to be voted in favor of the approval and adoption of this Agreement and the Merger.

     Section 5.04. Access by Acquisition. The directors, officers, employees, lenders, accountants, counsel and other representatives of Parent and Acquisition (collectively, the "Representatives") shall be permitted full access, during usual business hours during the period prior to the Closing Date to the properties, accounts, books, contracts, commitments, tax returns and records of MGI and the Subsidiaries, and such other information relating to MGI and the Subsidiaries as Parent shall reasonably request; provided, that no investigation pursuant to this Section 5.04 shall affect any representation or warranty given by MGI to Parent and Acquisition hereunder; and provided, further, that any information provided to Parent and/or Acquisition pursuant to this Section 5.04 shall be subject to a confidentiality agreement in customary form, the terms of which shall continue to apply, except as otherwise agreed by MGI, unless and until Parent and Acquisition shall have purchased a majority of the outstanding Shares pursuant to the Offer and notwithstanding termination of this Agreement. The Representatives shall be permitted to discuss the business affairs, finances and accounts of MGI and the Subsidiaries with the officers, directors, executives, counsel, auditors and actuaries of MGI and the Subsidiaries.

     Section 5.05   Government Filings; Hart Scott Rodino Filing.   Each party
hereto shall file or cause to be filed with the Federal Trade Commission (the "FTC") and the Antitrust Division of the Department of Justice (the "Antitrust Division") any notification required to be filed by their respective "ultimate parent" companies under the HSR Act and the rules and regulations promulgated thereunder with respect to the transactions contemplated hereby. Such parties will use all reasonable efforts to make such filings within five business days after commencement of the Offer, and to respond on a timely basis to any requests for additional information made by either of such agencies. Each of the parties hereto agrees to furnish the other with copies of all correspondence, filings and communications (and memoranda setting forth the substance thereof) between it and its affiliates and their respective representatives, on the one hand, and the FTC, the Antitrust Division or any other Governmental Authority or members or their respective staffs, on the other hand, with respect to this Agreement and the transactions contemplated hereby, other than personal financial information filed therewith. Each party hereto agrees to furnish the others with such necessary information and reasonable assistance as such other parties and their respective affiliates may reasonably request in connection with their preparation of necessary filings, registrations or submissions of information to any Governmental Authorities, including without limitation any filings necessary under the provisions of the HSR Act.

     Section 5.06. No Breach of Representations and Warranties. Each of MGI, Parent and Acquisition shall not knowingly and MGI shall not knowingly permit any Subsidiary to take any action which would be reasonably likely to cause or constitute a material breach, or knowingly take any action which, if it had been taken prior to the date hereof, would have caused or constituted a material breach of, any of its representations and warranties set forth in Articles III and IV, respectively. Each of MGI, Parent and Acquisition shall, in the event of, or promptly after the occurrence of, or promptly after obtaining knowledge of the occurrence of or the impending or threatened occurrence of, any fact or event which would cause or constitute a breach of any of the representations and warranties set forth in Articles III and IV, respectively, as of the Closing Date, give detailed notice thereof to each other non-breaching party; and each of MGI, Parent and Acquisition shall use its reasonable best efforts to prevent or promptly to remedy such breach whether or not caused by any action knowingly taken.

     Section 5.07. Consents; Notices. Each of MGI, Parent and Acquisition shall use its reasonable efforts to obtain and deliver to each other party all written consents, in form and substance satisfactory to each other party, required in connection with this Agreement, the other Operative Agreements or the transactions hereby and thereby contemplated. Each of MGI and Acquisition shall also deliver all notices to Governmental Authorities and third parties required to be delivered in connection with the execution of this Agreement and the transactions hereby contemplated.

     Section 5.08. Reasonable Efforts. Each of MGI, Parent and Acquisition shall use its reasonable efforts to effectuate the transactions contemplated by the Operative Agreements and to fulfill the conditions to the obligations of each under the Operative Agreements, including cooperating fully with the other party, including by provision of information and making of all necessary filings in connection with, among other things, approvals under the HSR Act. MGI will use all reasonable efforts to obtain any consent from third parties necessary to allow MGI and the Subsidiaries to continue operating their business as presently conducted as a result of the consummation of the transactions contemplated hereby or thereby. In case at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of the Operative Agreements or to vest the Surviving Corporation with full title to all properties, assets, rights, approval, immunities and franchises of either of MGI or Acquisition, the proper officers and directors of each party to this Agreement shall take all such necessary action.

     Section 5.09.  Indemnification; Directors' and Officers' Insurance.

          (a) Parent and Acquisition agree that all rights to indemnification existing as of the date hereof in favor of the present or former directors, officers, employees, fiduciaries and agents of MGI or any of the Subsidiaries as provided in MGI's certificate of incorporation or by-laws or pursuant to other agreements, arrangements or the certificate of incorporation, by-laws or similar documents of any of the Subsidiaries as in effect on the date hereof with respect to matters occurring prior to the Effective Time shall survive the Merger and shall continue in full force and effect pursuant to the terms thereof. Parent agrees that it will cause the Surviving Corporation to pay the amount of the deductible for the directors' and officers' liability insurance referred to below. The Surviving Corporation shall, unless Parent agrees to provide, upon the same terms and up to the same extent and the same amount, coverage as provided by the policies of directors' and officers' liability insurance referred to below, cause to be maintained in effect for not less than six years from the Effective Time the policies of directors' and officers' liability insurance maintained by MGI and the Subsidiaries, each as in effect on the date hereof (provided that they may substitute therefor policies of at least the same coverage containing terms and conditions which are no less advantageous and shall not be required to expend an amount in excess of 150% of the annual premiums currently paid by MGI (which MGI represents is approximately $55,000)), with respect to matters occurring prior to the Effective Time.

          (b) It is understood and agreed that MGI shall, to the fullest extent permitted under applicable law and regardless of whether the Merger becomes effective, indemnify and hold harmless, and after the Effective Time, the Surviving Corporation and Parent shall, to the fullest extent permitted under applicable law, indemnify and hold harmless, each present and former director, officer and fiduciary of MGI or any of the Subsidiaries (collectively, the "Indemnified Parties") against any fees, costs or expenses (including reasonable attorneys' fees) and judgments, fines, losses, damages, liabilities and amounts paid in settlement (collectively, "Losses"), in connection with any pending, threatened or completed claim, action, suit, proceeding or investigation arising out of any actions or omissions occurring at or prior to the Effective Time that are in whole or in part based on or arising out of the fact that such person is or was a director, officer or fiduciary of MGI or pertaining to any of the transactions contemplated hereby. In no event shall MGI or the Surviving Corporation be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld). Any Indemnified Party wishing to claim indemnification under this Section 5.09(b), upon learning of any such claim, action, suit, proceeding or investigation, shall notify MGI (or after the Effective Time, the Surviving Corporation) (but the failure so to notify shall not relieve a party from any liability which it may have under this
Section 5.09(b) except to the extent such failure prejudices such party's position with respect to such claims) and shall deliver to MGI (or after the Effective Time, the Surviving Corporation) the undertaking contemplated by
Section 7-109-104 of the BCA. MGI (or, after the Effective Time, the Surviving Corporation) shall be entitled to assume and control the defense of any such action or proceeding, including the employment of counsel reasonably satisfactory to the Indemnified Party; provided, however, that any Indemnified Party may at its own expense retain separate counsel to participate in such defense. If MGI or the Surviving Corporation does not elect to assume such defense, then the Indemnified Parties may assume such defense with one counsel (and, if required, one local counsel) of their own choosing reasonably acceptable to MGI or the Surviving Corporation.

          (c) If any action, suit, proceeding or investigation relating hereto or to the transactions contemplated hereby is commenced, whether before or after the Effective Time, MGI and, after the Effective Time, the Surviving Corporation, shall agree to use their commercially reasonable efforts to defend against and respond thereto.

          (d) This Section 5.09 shall survive for a period of six years (and thereafter with respect to claims then pending) following the Effective Time and is intended to benefit MGI, the Surviving Corporation and the Indemnified Parties. In the event MGI, Parent or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation of such consolidation or merger, or (ii) transfers all or substantially all of its properties to any person, then, and in each case, proper provision shall be made so that the successors and assigns of MGI and the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 5.09.

     Section 5.10.  Options.    Prior to the Effective Time, MGI shall amend (i)
the 1996 Stock Option and Stock Bonus Plan and the Senior Executive Incentive Stock Option Plan and any other program pursuant to which there are holders of options (the "Options") to purchase Shares granted by MGI (collectively, the "Stock Option Plans") to provide that all outstanding, unexercised Options shall be immediately exercisable and that if the optionees do not exercise their unexercised Options, each optionee shall receive, at such optionee's option (i) in settlement of each Option held by such optionee, a "Cash Amount" (less any applicable withholding taxes) with respect to the number of previously unexercised Shares underlying the Option immediately prior to the Effective Time, or (ii) an option (a "Parent Option") to purchase the number of shares of common stock, par value $.01 per share, of Parent equal to 1/20 of the number of MGI Shares underlying the Options at the exercise price equal to the aggregate exercise price of the 20 MGI Options in respect of which the Parent Option was granted and upon terms and conditions substantially similar to those contained in the applicable Stock Option Plan. Such election must be made in writing at least 10 days prior to the Effective Time and, if not made, the optionee shall be deemed to have elected to receive the Cash Amount. The Stock Option Plans shall also be amended to provide that each Option shall terminate as of the Effective Time. The Cash Amount payable for each Option shall equal the product of (i) the Merger consideration minus the exercise price per Share of each such Option and (ii) the number of previously unexercised Shares covered by each such Option.

          (b) Prior to the Effective Time, MGI shall provide notice to participants in the Stock Option Plans and other holders of Options to purchase shares granted by MGI that MGI proposes to merge with another corporation; that the Optionee under the plans or program may exercise his Options in full for all shares not theretofore purchased by him prior to the Effective Time or receive Parent Options as described above; and that the plans and program have been amended to provide that to the extent an optionee does not exercise such Options prior to the Effective Time or elect to receive Parent Options, the optionee shall receive, in settlement of each Option held by the optionee, a "Cash Amount" (less any applicable withholding taxes) with respect to the number of previously unexercised Shares underlying the Option immediately prior to the Effective Time; that each Option shall terminate as of the Effective Time; and that the Cash Amount payable for each Option shall equal the product of (i) the Merger Consideration minus the exercise price per Share of each such Option and
(ii) the number of previously unexercised Shares offered by each such Option and that number of Parent Options which may be received is 1\20 of the number of Options not exercised for the Cash Amount and the method of calculating the exercise price of such Parent Options.

          (c) Except as may be otherwise agreed to be Parent or Acquisition and MGI, MGI's Stock Option Plans shall terminate as of the Effective Time and the provisions in any other plan, program or arrangement providing for the issuance or grant of any other interest in respect of the capital stock of MGI or any of the Subsidiaries shall be deleted as of the Effective Time.

          (d) MGI shall use its best efforts such that following the Effective Time no holder of employee stock options will have any right to receive MGI Shares upon exercise of an employee stock option.

          (e) Notwithstanding anything to the contrary herein, if it is determined that compliance with any of the foregoing would cause any individual subject to Section 16 of the Exchange Act to become subject to the profit recovery provisions thereof, any Options held by such individual will be canceled or purchased, as the case may be, at the Effective Time or at such later time as may be necessary to avoid application of such profit recovery provisions and such individual will be entitled to receive from MGI or the Surviving Corporation an amount in cash or other consideration satisfactory to the Surviving Corporation and such individual equal to the excess, if any, of the Merger Consideration over the per Share exercise price of such Option multiplied by the number of Shares subject thereto (less any applicable withholding taxes), and the parties hereto will cooperate and take any and all necessary actions so as to achieve the intent of the foregoing without giving rise to such profit recovery.

     Section 5.11. Directors. Provided that the Minimum Tender Condition (as such term is defined in Exhibit A) has been satisfied, promptly upon the acceptance for payment of, and payment by Acquisition for, all MGI Shares tendered and not withdrawn pursuant to the Offer, Acquisition shall be entitled to designate such number of directors on the Board of Directors of MGI as will give Acquisition, subject to compliance with Section 14(f) of the Exchange Act, a majority of such directors and MGI shall, at such time, cause Acquisition's designees to be so elected; provided, however, that in the event that Acquisition's designees are appointed or elected to the Board of Directors of MGI, until the Effective Time such Board of Directors shall have at least two directors who are directors on the date hereof or who are otherwise not officers, directors or affiliates of Acquisition and are independent directors under any applicable rules of the Boston Stock Exchange or the NASDAQ Smallcap Market (the "Independent Directors"); and provided further that, in such event, if the number of Independent Directors shall be reduced below two for any reason whatsoever, any remaining Independent Directors (or Independent Director, if there shall be only one remaining) shall be entitled to designate a person to fill such vacancy who shall be deemed to be an Independent Director for purposes of this Agreement or, if no Independent Directors then remain, the other directors shall designate two persons to fill such vacancies who shall not be officers, stockholders or affiliates of Acquisition and who shall be independent directors under the rules of the Boston Stock Exchange, and such persons shall be deemed to be Independent Directors for purposes of this Agreement. Subject to applicable law, MGI shall take all action requested by Parent necessary to effect any such election, including mailing to its Stockholders the Information Statement containing the information required by Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder, and MGI agrees to make such mailing with the mailing of the Schedule 14D-9 (provided that Acquisition shall have provided to MGI on a timely basis all information required to be included in the Information Statement with respect to Acquisition's designees). In connection with the foregoing, MGI will promptly, at the option of Acquisition, either increase the size of MGI's Board of Directors or obtain the resignation of such number of its current directors as is necessary to enable Acquisition's designees to be elected to MGI's Board of Directors as provided above.

     Section 5.12. Notification of Certain Matters. MGI and Parent shall promptly notify each other of :

          (a) any notice or other communication from any person alleging that the consent of such person is required or contemplated by this Agreement;

          (b) any notice or other communication from any Government Authority or governmental entity in connection with the transactions contemplated by this Agreement;

          (c) any action, suits, claims, investigations or proceedings commenced or, to the actual knowledge of the executive officers of the notifying party, threatened against, relating to or involving or otherwise affecting such party or any of the Subsidiaries;

          (d) an administrative or other order or notification relating to any material violation or claimed violation of law;

          (e) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which would cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at or prior to the Closing Date; and

          (f) any material failure of any party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder;

provided, however, that the delivery of any notice pursuant to this Section 5.12 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

     Section 5.13.  Fees and Expenses.    In addition to any other amounts
which may be payable or become payable pursuant to any other paragraph of this Section 5.13, (i) in the event that this Agreement is terminated pursuant to Section 8.01(b), 8.01(c) or 8.01(f) hereof, MGI shall promptly reimburse the Parent or Acquisition, as the case may be, up to $1.5 million, or (ii) in the event that this Agreement is terminated pursuant to Section 8.01(e) hereof, Parent or Acquisition shall promptly reimburse MGI, up to $250,000, for all out-of-pocket expenses and fees (including, without limitation, fees and expenses payable to all Governmental Authorities, banks, investment banking firms and other financial institutions, and their respective agents and counsel, and all fees and expenses of counsel, accountants, financial printers, proxy solicitors, exchange agents, experts and consultants to Parent and its affiliates), whether incurred prior to, on or after the date hereof, in connection with the Merger and the consummation of all transactions contemplated by this Agreement.

          (b) Except as otherwise specifically provided for herein, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expenses.

          (c) The prevailing party in any legal action undertaken to enforce this Agreement or any provision hereof shall be entitled to recover from the other party the costs and expenses (including attorneys' and expert witness fees and expenses) incurred in connection with such action.

     Section 5.14. Certain Litigation. MGI agrees that it will not settle any litigation commenced after the date hereof against MGI or any of its directors by any stockholder of MGI relating to the Offer, the Merger or this Agreement, without the prior written consent of Parent. In addition, MGI will not voluntarily cooperate with any Third Party which may hereafter seek to restrain or prohibit or otherwise oppose the Offer or the Merger and will cooperate with Parent and Acquisition to resist any such effort to restrain or prohibit or otherwise oppose the Offer or the Merger, unless the Board of Directors of MGI determines in good faith, after consultation with outside counsel, that failing so to cooperate with such Third Party or cooperating with Parent or Acquisition, as the case may be, would constitute a breach of the director's fiduciary duty under applicable law.

     Section 5.15. Insurance. As soon as practicable after the date hereof, but in no event later than ten business days thereafter, MGI shall deliver to Parent (i) a true and complete list of all policies or binders of fire, liability, workmen's compensation, vehicular or other insurance held by or on behalf of MGI and/or the Subsidiaries (specifying the insurer, the policy number or covering note number with respect to binders, and describing each pending claim thereunder of more than $5,000, setting forth the aggregate amounts paid out under each such policy through the date of delivery of such list and the aggregate limit of any of the insurer liability thereunder) and
(ii) Schedule 3.11.

     Section 5.16. Purchase Agreements. MGI agrees to deliver to the Escrow Agent the closing documents, exhibits and schedules under the Purchase Agreements (as such term is defined in the Option Agreement) that are referred to in Section 4 of the Option Agreement on or before the close of business on January 9, 1998.

                                    ARTICLE
              CONDITIONS TO PARENT'S AND ACQUISITION'S OBLIGATIONS

     All obligations of Parent and Acquisition under this Agreement to effect the Merger are subject solely to the fulfillment at or prior to the Closing Time of each of the following conditions (any of which may be waived in writing by Parent or Acquisition):

     Section 6.01. Injunctions. No court, agency or other authority shall have issued any order, decree or judgment to set aside, restrain, enjoin or prevent the performance of any of Acquisition's material obligations under
Article II and no statute, rule, regulation, executive order, decree or injunction shall have after the date of this Agreement been enacted, entered, promulgated or enforced by any United States court or Governmental Authority of competent jurisdiction which prohibits the consummation of the Merger; provided, however, that Parent and Acquisition shall have used their commercially reasonable best efforts to prevent the entry of any such injunction or other order and to appeal as promptly as possible any injunction or other order that may be entered.

     Section 6.02. Stockholder Approval. The Merger, this Agreement and the transactions contemplated hereby shall have been approved in a manner required by applicable law, and by the applicable regulations of any stock exchange or other regulatory body; provided, however, that Acquisition and its affiliates shall have voted all MGI Shares owned by them in favor of this Agreement; and provided further, that each of Acquisition and MGI shall have used its commercially reasonable efforts to cause such approval to be obtained.

     Section 6.03. Consummation of the Offer. Acquisition shall have accepted for purchase and paid for MGI Shares tendered pursuant to the Offer.

     Section 6.04. Representations and Warranties. The representations and warranties of MGI contained in this Agreement shall be true and correct in all material respects at and as of the Effective Time, with the same force and effect as if made at and as of the Effective Time, other than such representations and warranties as are expressly made as of another date, and Parent and Acquisition shall have received a certificate of MGI to that effect signed by a duly authorized officer thereof.

     Section 6.05. HSR Approvals. The applicable waiting periods under the HSR Act shall have expired or been terminated.

     Section 6.06. Employment Agreements. Each of the employment agreements entered into by MGI with its employees, directors or officers shall have been terminated except for the employment agreements between MGI and each of J.D. Finley and Charles D. Tourtellotte.

                                    ARTICLE
                         CONDITIONS TO MGI'S OBLIGATIONS

     All obligations of MGI under this Agreement to effect the Merger are subject solely to the fulfillment, at the Closing Time, of each of the following conditions (any of which may be waived in writing by MGI):

     Section 7.01. Injunctions. No, court, agency or other authority shall have issued any order, decree or judgment to set aside, retrain, enjoin or prevent the performance of MGI's obligations under Article II hereof. No statute, rule, regulation, executive order, degree or injunction shall have after the date of this Agreement been enacted, entered, promulgated or enforced by any United States court or Governmental Authority of competent jurisdiction which prohibits the consummation of the Merger.

     Section 7.02. Stockholder Approval. The Merger, this Agreement and the transactions contemplated hereby shall have been approved in a manner required by applicable law.

     Section 7.03. Consummation of the Offer. Acquisition shall have accepted for purchase and paid for MGI Shares tendered pursuant to the Offer.

     Section 7.04. HSR Approvals. The applicable waiting periods under the HSR Act shall have expired or been terminated.

                                    ARTICLE
                                  TERMINATION

     Section 8.01. Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the matters presented in connection with the Merger by the MGI Stockholders or by
Acquisition:

          (a)  by the mutual consent of Acquisition and MGI;

          (b) by Acquisition, if prior to consummation of the Offer (i) the Board of Directors of MGI fails to make, or withdraws or materially modifies or changes in a manner adverse to Acquisition, its recommendation to the MGI Stockholders to accept the Offer, the Merger or this Agreement and the transactions contemplated hereby, or resolves to do the foregoing or (ii) the Board of Directors of MGI shall have recommended that the MGI Stockholders accept or approve an Acquisition Proposal with a Third Party, or resolves to do the foregoing or (iii) a tender or exchange offer for any of the outstanding shares of capital stock of MGI is commenced (other than by Parent, Acquisition or their affiliates) and the Board of Directors of MGI fails to timely recommend against MGI Stockholders' tendering their MGI Shares into such tender or exchange offer;

          (c) by MGI, if, prior to the Effective Time, any Third Party has made a bona fide fully financed written offer relating to an Acquisition Proposal, or has commenced a tender or exchange offer for MGI Shares, and MGI's Board determines in good faith (i) after consultation with its financial advisors, and that such transaction constitutes a Superior Proposal and (ii) after having received the written opinion of outside legal counsel to MGI, that the failure to engage in such negotiations or discussions or provide such information would result in a breach of the fiduciary duties of the Board of Directors of MGI under applicable law;

          (d) by MGI or Acquisition, if the Offer shall not have been consummated on or before June 30, 1998, or the Offer is terminated by Acquisition or allowed to expire with no MGI Shares being accepted for payment; provided, however, that neither Acquisition or MGI may terminate this Agreement pursuant to this Section 8.01(d) if such party shall have materially breached this Agreement; or if prior to such day a reasonable, well-informed person would conclude that any condition set forth in Exhibit A shall be incapable of being satisfied by such date (except that a party whose breach of covenant has caused such failure to consummate shall not be entitled to so terminate this Agreement), or the Merger has not been consummated by December 31, 1998; or

          (e) by MGI, if there has been a violation or breach by Parent or Acquisition of any representation, warranty or agreement contained in this Agreement specifically qualified by materiality, or a material violation or breach by Acquisition of any material representation, warranty or agreement not so qualified contained in this Agreement (which violation or breach is not cured by Parent or Acquisition within 30 days after written notice by MGI to Parent or Acquisition reasonably describing such breach);

          (f) by Acquisition prior to consummation of the Offer, if there has been a violation or breach by MGI of any representation, warranty or agreement contained in this Agreement or any other Operative Agreement as though such representations, warranties and agreements were made without reference to a MGI Material Adverse Effect (which violation or breach is not cured by MGI within 30 days after written notice by Acquisition to MGI reasonably describing such breach), except in all cases where the failure or failures of such representations and warranties to be so true and correct or such agreements to be performed or complied with would not have, singly or in the aggregate, a MGI Material Adverse Effect; provided, however, that any such violation or breach that occurs during the 15 business day period referred to in Section 1.01(a)(D) hereof shall be deemed not to constitute an MGI Material Adverse Effect if such violation or breach shall be as a result of a decline in the financial performance or operations of MGI, provided that MGI has operated its business in accordance with Section 5.02 hereof and otherwise consistent with its past practices; or

          (g) by either Acquisition or MGI, if the stockholder approval shall not have been obtained at the MGI Stockholders' Meeting, if required pursuant to the terms thereof.

     Section 8.02. Effect of Termination. In the event of the termination of this Agreement pursuant to Section 8.01, this Agreement shall forthwith become void and all obligations and liabilities of the parties hereunder shall terminate, except obligations of the parties pursuant to Sections 5.13, 9.03, 9.08, 9.11, 9.16 and this Section 8.02.

                                    ARTICLE
                                 MISCELLANEOUS

     Section 9.01. Amendment. This Agreement may be amended by the parties hereto at any time before or after approval of the matters presented in connection with the Merger by the MGI Stockholders, but, after any such approval, no amendment shall be made which by law requires further approval by the MGI Stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto. Following the election or appointment of the Acquisition's designees pursuant to Section 5.11 and prior to the Effective Time, the affirmative vote of a majority of the Independent Directors then in office shall be required by MGI to (i) amend or terminate this Agreement by MGI, (ii) exercise or waive any of MGI's rights or remedies under this Agreement or (iii) extend the time for performance of Parent and Acquisition's respective obligations under this Agreement

     Section 9.02. Extension: Waiver. At any time prior to the Effective Time, Acquisition and MGI may, to the extent legally allowed (i) extend the time for the performance of any of the obligations or other acts of the other party hereto, (ii) waive any inaccuracies in the representation and warranties of the other party contained herein or in any document delivered pursuant hereto and (iii) waive compliance by the other party with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of Acquisition and MGI. The failure of any party hereto to assert any of its rights hereunder shall not constitute a waiver of such rights.

     Section 9.03. Non-Survival. The representations, warranties, covenants and agreements in this Agreement shall terminate at the Effective Time, except that the agreements set forth in Article II, Section 5.09 and in this Article IX, any other covenant or agreement that contemplates performance after the Effective Date shall survive the Effective Time, and no claim may be brought after the Effective Time against any person alleging a breach of any representation or warranty or a failure to comply with the terms and provisions of this Agreement except those agreements set forth in Article II, Section 5.09 and in this Article IX.

     Section 9.04. Further Assurances. Each of the parties agrees and covenants promptly to execute and deliver, or cause to be executed and delivered, to the other party such documents or instruments, in addition to those expressly required by this Agreement to be executed and delivered, as the other party may reasonably deem necessary or desirable to carry out or implement any provision of this Agreement and the transaction contemplated hereby.

     Section 9.05. Entire Agreement. All prior or contemporaneous agreements, contracts, promises, representations and statements, if any, between the parties hereto as to the subject matter hereof, are merged into this Agreement. This Agreement, together with all agreements, Schedules, documents and other instruments to be attached hereto or delivered hereunder sets forth the entire understanding between the parties, and there are no terms, conditions, representations, warranties or covenants other than those contained herein and in such agreements, Schedules, documents and other instruments to be attached hereto or delivered hereunder.

     Section 9.06. Notices. All notices, consents, demands or other communications required or permitted to be given pursuant to the Agreement shall be in writing and shall be deemed sufficiently given on (i) the day on which delivered personally during a business day to the appropriate location listed as the address below, (ii) three business days after the posting thereof by United States registered or certified first class mail, return receipt requested with postage and fees prepaid, or (iii) one business day after deposit thereof for overnight delivery. Such notices, consents, demands or other communications shall be addressed respectively:


     As to MGI:                         MetroGolf Incorporated
                                        1999 Broadway
                                        Suite 2435
                                        Denver, Colorado 80202
                                        Attention: Charles D. Tourtellotte
                                        Fax: (303) 294-9360
     with a copy to:                    Brownstein Hyatt Farber & Strickland,
                                        P.C.
                                        410 Seventeenth Street
                                        22nd Floor
                                        Denver, Colorado 80202-4437
                                        Attention: Brent T. Slosky, Esq.
                                        Fax: (303) 623-1956

     As to Parent or Acquisition:       Family Golf Centers, Inc.
                                        225 Broadhollow Road
                                        Melville, New York 11747
                                        Attention:  Dominic Chang
                                        Fax: (516) 694-0918

     with a copy to:                    Squadron, Ellenoff, Plesent &
                                        Sheinfeld, LLP
                                        551 Fifth Avenue
                                        New York, New York 10176
                                        Attention:  Kenneth R. Koch, Esq.
                                        Fax: (212) 697-6686

or to any other address which such party may have subsequently communicated to the other parties in writing.

     Section 9.07. Successors and Assigns. Each and every representation, warranty, covenant, agreement, indemnification, and provision of the Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto. Except as otherwise expressly provided herein, this Agreement may not be assigned by either party hereto without the prior written consent of the other party hereto, except that Acquisition may assign, in its sole discretion, any or all of its rights, interests and obligations hereunder to any direct or indirect wholly owned subsidiary of Parent. Any purported assignment in violation of this Agreement shall be void.

     Section 9.08. Governing Law. This Agreement and any other agreement entered into in connection herewith shall be governed by, and construed under and in accordance with, the laws of the State of Colorado, as to matters of corporate law, and the laws of the State of New York, as to matters applicable to contracts made and wholly to be performed therein by residents thereof, without giving effect to the conflict of law principles thereof.

     Section 9.09. Gender and Person. Wherever the context so requires, the masculine pronoun shall include the feminine and the neuter, and the singular shall include the plural.

     Section 9.10. Captions. The captions and the table of contents appearing in this Agreement are inserted only as a matter of convenience and for reference and in no way define, limit or describe the scope or intent of this Agreement or any of the provisions hereof.

     Section 9.11. Confidentiality of Disclosures. Any corporate information, records, documents, descriptions or other disclosures of whatsoever nature or kind made or disclosed by either of the parties to the other party, or to the authorized representatives thereof, or learned or discovered by such other party or by any representatives thereof in connection with the transactions contemplated by this Agreement (whether prior to or after the date of the execution of this Agreement) and not known by or available to the public at large, shall be received in confidence and neither of the parties nor any such authorized representative shall disclose or make use of such information or authorize anyone else to disclose or make use thereof without the written consent of the other party hereto, except (a) as necessary to consummate the transactions contemplated hereby or (b) as compelled by judicial or administrative process or by other requirements of applicable law including any disclosure under Federal securities laws; provided, however, that in the case of any disclosure contemplated pursuant to this clause (b), the party seeking to disclose such information shall give the other party reasonable prior written notice thereof in order to afford such other party reasonable opportunity to seek a protective order or other limitation under such disclosure.

     Section 9.12. Publicity. Any communications and notices to third parties and all other publicity concerning the transactions contemplated by the Agreement (other than governmental or regulatory filings) shall be planned and coordinated by and between the parties. Unless required by applicable law or the rules of the NASDAQ National Market, the Boston Stock Exchange or The NASDAQ Smallcap Market, neither of the parties shall disseminate or make public or cause to be disseminated or made public any information regarding the transactions contemplated hereunder without the prior approval of the other party, which approval shall not be unreasonably withheld. Notwithstanding the foregoing, either party to this Agreement may, without the prior approval of the other, make public statements that are not inconsistent with public documents filed with the Commission in connection therewith.

     Section 9.13.  Third Parties.   Other than the parties hereto and as
provided in Section 5.09, no person shall have any right under or to enforce any provision of this Agreement.

     Section 9.14. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which taken together shall constitute a single agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

     Section 9.15. Interpretation. When a reference is made in this Agreement to an Article or a Section, such reference shall be to an Article or a Section of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."

     Section 9.16. Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.
It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States located in the State of New York or in a New York state court, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (i) consents to submit to the personal jurisdiction of any Federal court in the event any dispute arises out of this Agreement or any of the transactions contemplated hereby, (ii) agrees that such party will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (iii) agrees that such party will not bring any action relating to this Agreement or any of the transactions contemplated hereby in any court other than a Federal court sitting in the State of New York or a New York state court and (iv) waives any right to trail by jury with respect to any claim or proceeding related to or arising out of this Agreement or any of the transactions contemplated hereby.

     IN WITNESS WHEREOF, Parent, Acquisition and MGI have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.


                              FAMILY GOLF CENTERS, INC.


                              By: /s/ Dominic Chang
                                 --------------------------------------
                                  Name: Dominic Chang
                                  Title:



                              FAMILY GOLF ACQUISITION, INC.


                              By: /s/ Dominic Chang
                                 --------------------------------------
                                  Name: Dominic Chang
                                  Title:



                              METROGOLF INCORPORATED


                              By: /s/ Charles Tourtellotte
                                 --------------------------------------
                                  Name: Charles Tourtellotte
                                  Title:

                                                                     Exhibit A


                               Conditions of the Offer

          Reference is made to the Agreement and Plan of Merger, dated as of December 23, 1997 (the "Agreement"), by and among Parent, Acquisition and MetroGolf Incorporated ("MGI"). Capitalized terms defined in the Agreement and not otherwise defined herein are used herein with the meanings so defined.

          Notwithstanding any other term of the Offer or this Agreement and in addition to (and not in limitation of) Acquisition's right to extend and amend the Offer at any time in its sole discretion (subject to the provisions of this Agreement), Acquisition shall not be required to accept for payment or, subject to any applicable rules and regulations of the Commission, including Rule 14e-1(c) under the Exchange Act (relating to Acquisition's obligation to pay for or return tendered MGI Shares after the termination or withdrawal of the Offer), to pay for and may delay the acceptance for payment of or, subject to the restriction referred to above, any MGI Shares tendered pursuant to the Offer unless (a) there shall have been validly tendered and not withdrawn prior to the expiration of the Offer a number of MGI Shares which, when added to any other MGI Shares beneficially owned by Parent, Acquisition or their affiliates, shall equal at least a majority of the number of MGI Shares outstanding on a fully-diluted basis (excluding (i) shares underlying any options, warrants, convertible notes or contract rights with an exercise price per share of $2.00 or greater and (ii) shares underlying options or warrants if the holders thereof have agreed (A) not to exercise or convert such options or warrants prior to the consummation of the Offer and (B) to vote in favor of the Merger if such options or warrants are exercised or converted following the consummation of the Offer) immediately after the termination of the Offer (the "Minimum Tender Condition") and (b) all waiting periods under the HSR Act applicable to the purchase of MGI Shares pursuant to the Offer shall have expired or have been terminated. Furthermore, notwithstanding any other term of the Offer or this Agreement, Acquisition shall not be required to accept for payment or, subject as aforesaid, to pay for any MGI Shares not theretofore accepted for payment or paid for, and may, terminate or amend the Offer, if at any time on or after the date of this Agreement and before the acceptance of such MGI Shares for payment or the payment therefor, any of the following conditions exists and shall be continuing:

          (a) there shall be threatened by any Governmental Authority or instituted or pending by any Person or Governmental Authority any suit, action, investigation or proceeding (i) challenging the acquisition by Parent or Acquisition of any MGI Shares under the Offer or seeking to restrain or prohibit the making or consummation of the Offer or the Merger or the performance of any of the other transactions contemplated by this Agreement, or seeking to obtain from MGI, Parent or Acquisition any damages that are material in relation to MGI and the Subsidiaries taken as a whole, (ii) seeking to prohibit or impose any material limitations on Parent's or Acquisition's ownership or operation (or that of any of their respective subsidiaries or affiliates) of all or a material portion of their or MGI's businesses or assets, or to compel Parent or Acquisition or their respective subsidiaries and affiliates to dispose of or hold separate any material portion of the business or assets of MGI or Parent and their respective subsidiaries, in each case taken as a whole,
(iii) challenging the acquisition by Parent or Acquisition of any MGI Shares under the Offer, seeking to restrain or prohibit the making or consummation of the Offer or the Merger or the performance of any of the other transactions contemplated by this Agreement, or seeking to obtain from MGI, Parent or Acquisition any damages that are material in relation to MGI and the Subsidiaries taken as a whole, (iv) seeking to impose material limitations on the ability of Acquisition, or render Acquisition unable, to accept for payment, pay for or purchase some or all of the MGI Shares pursuant to the Offer and the Merger, (v) seeking to impose material limitations on the ability of Acquisition or Parent effectively to exercise full rights of ownership of the MGI Shares, including, without limitation, the right to vote the MGI Shares purchased by it on all matters properly presented to MGI Stockholders, or (vi) which otherwise is reasonably likely to have a MGI Material Adverse Effect;

          (b) there shall be any statute, rule, regulation, judgment, order or injunction enacted, entered, enforced, promulgated or deemed applicable to the Offer or the Merger, or any other action shall be taken by the Governmental Entity or court, other than the application to the Offer or the Merger of applicable waiting periods under the HSR Act that is reasonably likely to result, indirectly or indirectly, in any of the consequences referred to in clause (i) through (vi) of paragraph (a) above;

          (c) there shall have occurred any events after the date of this Agreement that, either individually or in the aggregate, have caused or are reasonably likely to cause a MGI Material Adverse Effect other than a change resulting from the announcement of the Offer or the Merger.

          (d) (i) the Board of Directors of MGI or any committee thereof shall have withdrawn or modified in a manner adverse to Parent or Acquisition its approval or recommendation of the Offer, the Merger or the Agreement, or approved or recommended any Acquisition Proposal, (ii) MGI shall have entered into any agreement (other than an agreement that solely gives a party access to documents under conditions of confidentiality) with respect to any Superior Proposal in accordance with Section 5.01(a) of the Agreement or (iii) the Board of Directors of MGI or any committee thereof shall have resolved to take any of the foregoing actions;

          (e) there has been a violation or breach by MGI of any representation, warranty or agreement contained in the Agreement or any of the Operative Agreements as though such representations, warranties and agreements were made without reference to an MGI Material Adverse Effect, except in all cases where the failure or failures of such representations and warranties to be so true and correct or such agreements to be performed or complied with would not have, singly or in the aggregate, an MGI Material Adverse Effect.

          (f) the Agreement shall have been terminated in accordance with its terms;

          (g) there shall have occurred (i) any general suspension of, or limitation on prices for, trading in securities on the New York Stock Exchange or on the NASDAQ Market, (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (iii) a commencement of a war, armed hostilities or other international or national calamity directly involving in the armed forces of the United States, (iv) any general limitation (whether or not mandatory) by any governmental authority on the extension of credit by banks or other lending institutions, (v) in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof, (vi) a decline of at least twenty percent (20%) in the Dow Jones Industrial Average or the Standard and Poors 500 Index from the date of this Agreement to the expiration or termination of the Offer or (vii) a change in general financial, bank or capital market conditions which materially and adversely affects the ability of financial institutions in the United States to extend credit or syndicate loans;

          (h) any Third Party acquires beneficial ownership (as defines in Rule 13d-3 promulgated under the Exchange Act), of at least 15% of the outstanding Common Stock of MGI (other than any person not required to file a Schedule 13D under the rules promulgated under the Exchange Act); or

          (i) The Stockholders Agreement of even date herewith, among Parent, Acquisition and the stockholders of MGI set forth in Schedule A thereto (the "Principal Stockholders") shall no longer be in full force and effect, or any of the Principal Stockholders shall have breached any material obligation thereunder.

          (j) The Option Agreement and Pledge Agreement, each of even date herewith, between Parent and MGI shall no longer be in full force and effect or MGI shall have breached any material obligation thereunder; provided, however, that if all conditions to the Offer set forth in this Exhibit A other than this clause (j) have been satisfied or waived, Parent and Acquisition shall consummate the Offer.

          (k) Parent shall have received from each Landlord and any overlandlord of each landlord of the properties set forth in Schedule I hereto, an estoppel certificate in the form annexed as Exhibit B, except that with respect to the Illinois center golf facilities, Parent shall have received from its Landlord an estoppel certificate substantially in the form of Exhibit C; provided, however, that, in any case, if MGI or any of the Subsidiaries obtains any consent as a result of a default to which Parent has consented, this condition shall be waived as to such property.

          (l) With respect to the properties set forth in Schedule I hereto, Parent shall have received from each of MGI's or its Subsidiaries' lenders whose loan is secured by a mortgage or deed of trust encumbering any of such properties (each a "Mortgage Lender"), other than any Mortgage Lender whose loan is in default or has gone into default with the consent of Parent, a statement to the effect that to its knowledge no default under its mortgage or deed of trust exists nor is such lender aware of the occurrence or non-occurrence of any event which, with notice of the passage of time, or both, would constitute such a default.

          (m) Parent shall have promptly ordered and received from the title company or companies it selects to report the condition of the title to the properties set forth in Schedule I hereto a commitment for title instrument with premiums at ordinary rates showing that the condition of title is such as represented by MGI under Sections 3.07(a) or 3.07(b).

          (n) Any environmental site assessment commissioned by parent with respect to any of the properties set forth on Schedule I hereto shall show that the representations set forth in Section 3.18 are true in all material respects.

          (o) With respect to the properties set forth in Schedule I hereto, Parent shall have received consents to a change of control contemplated by the consummation of the Offer and/or the Merger from (i) each Landlord and any overlandlord of each Landlord whose consent to the Merger is required by any lease and (ii) each Mortgage Lender whose consent to the Merger is required by applicable loan documents or whose loan would be in default as a result of the Merger.

          The foregoing conditions are for the sole benefit of Parent and Acquisition and may be asserted by Parent and Acquisition regardless of the circumstances giving rise to any such condition (other than a breach by Parent or Acquisition of the Agreement) and may be waived by Parent or Acquisition, in whole or in part, at any time and from time to time, in the sole discretion of Parent and Acquisition. The failure by Parent or Acquisition at any time to exercise any of the foregoing rights will not be deemed a waiver of any right and each right will be deemed an ongoing right which may be asserted at any time and from time to time.